UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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INTERNATIONAL SEAWAYS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SEAWAYS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2017

To the Stockholders of International Seaways, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of International Seaways, Inc. (the “Company”), which will be held at the Grand Hyatt New York, 109 East 42nd Street, Chrysler Room, New York, New York, on Wednesday, June 7, 2017, at 2:00 P.M.

The meeting will be held for the following purposes:

(1)	To elect eight directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until the 2018 Annual Meeting of Stockholders of the Company;
(2)	To approve, by advisory vote, the compensation of the Named Executive Officers for 2016 (as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the accompanying Proxy Statement);
(3)	To approve by advisory vote, whether the preferred frequency of future stockholder advisory votes on Named Executive Officer compensation disclosed in the Company’s proxy statements should be every one, two or three years, and
(4)	To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on April 13, 2017 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.

We are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. If you received a printed copy of the materials, we have enclosed a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with this notice and the accompanying Proxy Statement.

Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By order of the Board of Directors,

JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 28, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2017

The Notice of Annual Meeting of Stockholders of the Company to be held on June 7, 2017, the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at http://www.intlseas.com/Docs.

i

INTERNATIONAL SEAWAYS, INC.
600 Third Avenue, 39th Floor
New York, New York 10016

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of International Seaways, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2017 at 2:00 p.m. local time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Grand Hyatt New York, 109 East 42nd Street, Chrysler Room, New York, New York.

Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 28, 2017.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on April 13, 2017 (the “record date”) will be entitled to vote at the Annual Meeting. As of the record date, the Company had one class of voting securities, its Common Stock, of which 29,207,750 shares were outstanding on the record date and entitled to one vote each (the “Common Stock”).

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted (1) FOR the election of directors, (2) FOR the approval, in an advisory vote, of the compensation for 2016 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the “Named Executive Officers” or “NEOs”), as described in “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement and (3) FOR the approval, in an advisory vote, of a one year frequency as the preferred frequency of when stockholders vote on compensation of the Named Executive Officers.

The election of directors requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The advisory votes on approval of the compensation to the Named Executive Officers for 2016 and on the preferred frequency for when stockholders vote on compensation for the Named Executive Officers are non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting (and will have the same effect as “AGAINST” votes, except with respect to the election of directors where abstentions will not be counted), whereas broker “non-votes” will not be counted for purposes of determining the number of votes cast.

The New York Stock Exchange (the “NYSE”) rules permit brokers to vote for routine matters without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors, executive compensation, the preferred frequency of when stockholders vote on executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will not be counted for quorum purposes (unless those shares are otherwise present and entitled to vote on a routine matter), but will not affect the outcome of any other matter being voted upon at the Annual Meeting. Under current applicable rules, unless provided with voting instructions, a broker cannot vote shares of Common Stock for the election of directors, or on the advisory votes concerning the approval of the compensation of the Named Executive Officers for 2016 and the preferred frequency of when stockholders vote on executive compensation.

As all of these matters are very important to the Company, we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Expenses

The cost of soliciting proxies for the meeting will be borne by the Company. Innisfree M&A Incorporated has been retained by the Company to assist with the solicitation of votes for a fee of up to $15,000 plus reimbursement of expenses to be paid by the Company. The Company will also reimburse brokers and others who are only record holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Company may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for doing so.

Proposals for 2018 Annual Meeting of Stockholders

Any proposals of stockholders that are intended to be presented at the Company’s 2018 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than December 31, 2017, and must comply with all other applicable legal requirements, in order to be included in the Company’s proxy statement and form of proxy for that meeting.

Stockholders who wish to propose a matter for action at the Company’s 2018 Annual Meeting, including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement for that meeting, must notify the Company in writing of the information required by the provisions of the Company’s Amended and Restated By-laws (the “By-laws”) dealing with stockholder proposals. The notice must be delivered to the Company’s Corporate Secretary between March 8, 2018 and April 7, 2018. Stockholders can obtain a copy of the By-laws by writing the Corporate Secretary at the following address: Corporate Secretary, International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board has reduced the number of authorized directors from nine directors to eight directors effective as of the date of the 2017 Annual Meeting of Stockholders.

The eight nominees for election at the forthcoming meeting, all of whom are presently directors of the Company, other than Mr. David I. Greenberg, are listed below. The nominees listed below were selected by the Board upon the recommendation of the Corporate Governance and Risk Assessment Committee (the “Governance Committee”). Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2018 Annual Meeting of Stockholders of the Company and until their successors are elected and qualify.

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Doug Wheat (66)	Mr. Wheat has served as Chairman of the Board of the Company since November 30, 2016. He is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2016, he was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was President of
	Haas Wheat & Partners (“Haas Wheat”). Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat is currently the Chairman of the Board of Directors of Overseas Shipholding Group, Inc. (“OSG”) (the former parent corporation of the Company) and is also the Chairman of the board of directors of AMN Healthcare Services, Inc. (“AMN”). He has been a director of AMN since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and served as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the board of directors of several other companies including among others: Playtex Products (of which he also served as Chairman); Dr. Pepper/Seven-Up Companies, Inc.; Dr Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his Juris Doctor and Bachelor of Science degrees from the University of Kansas. Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to the Board.	2016

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Timothy J. Bernlohr (58)	Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services, since 2005. He is also the former President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a Mr. Bernlohr currently serves as a director and the chairman of the audit committee of Atlas Air Worldwide Holdings, Inc.; a director and the chairman of the compensation committee of OSG (the former parent corporation of the Company); and a director and the chairman of the compensation committee of WestRock Company. Within the past five years, Mr. Bernlohr served as an independent director of the following publicly-held companies: Chemtura Corporation; WCI Steel Company; Ambassador’s International; Smurfit Stone Container Corporation; Aventine Renewable Resources; Rock-Tenn Company; and Cash Store Financial Services, Inc. Mr. Bernlohr is a graduate of Pennsylvania State University. Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board.	2016
Ian T. Blackley (62)	Mr. Blackley was the President and Chief Executive Officer of OSG (the former parent corporation of the Company) from January 2015 until his retirement in December 2016. From September 2014 until November 2016, he was the Senior Vice President and Chief Financial Officer of the Company. After joining OSG in 1991, Mr. Blackley held numerous operating and financial positions. Prior to his election as President and Chief Executive Officer of OSG, Mr. Blackley served as Executive Vice President and Chief Operating Officer of OSG from December 19, 2014. Mr. Blackley served as Senior Vice President from May 2009 through December 2014, as Chief Financial Officer from April 2013 through December 2014, and Head of International Shipping from January 2009 through April 2013. Mr. Blackley also served as Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd. from September 2005 through April 2013. Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license. He has served as a Director of the Company since July 2013 through November 30, 2016 at which time the Company was a wholly-owned subsidiary of OSG. Mr. Blackley also serves on the board of Gard P. & I. (Bermuda) Ltd. Mr. Blackley’s extensive experience both with the shipping industry generally and OSG in particular make him a valuable asset to the Board.	2013

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Randee E. Day (69)	Ms. Day is President and Chief Executive Officer of Day & Partners, LLC, a maritime consulting and advisory company and a senior advisor to a full-service restructuring firm, Goldin Associates LLC. Prior to founding Day & Partners, LLC in 2011, Ms. Day served as interim Chief Executive Officer of DHT Maritime, Inc. Previously, Ms. Day was Managing Director at the Seabury Group, a transportation advisory firm, and the Division Head of JP Morgan’s shipping group in New York. Ms. Day is a director of Eagle Bulk Shipping Inc., an owner and operator of dry bulk vessels, and was a former director of DHT Maritime, Inc., TBS International, Inc., Ocean Rig ASA and Excel Maritime Carriers Inc. Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate studies at George Washington University. Ms. Day also is a graduate of the Senior Executives in National and International Security Program at the Kennedy School at Harvard University. Ms. Day’s extensive experience in the shipping industry make her a valuable asset to the Board.	2016
David I. Greenberg (63)	Mr. Greenberg is Special Advisor (and from 2008 through 2016 was a member of the Executive Committee) for LRN Corporation, which advises global companies on governance, ethics, compliance, culture and strategy issues. For 20 years prior to 2008, Mr. Greenberg served in various senior positions at Altria Group, Inc. then the parent company of Phillip Morris USA, Phillip Morris International, Kraft Foods and Miller Brewing — culminating in his role as Senior Vice President, Chief Compliance Officer and a member of the Corporate Management Committee. Mr. Greenberg is a managing director of Cortina Partners LLC, a private equity firm that invests in and manages companies in the textile, health care, communications, and medical transportation and bedding industries, and is the independent director of APCO Worldwide, a global corporate communications company. Earlier in his career, Mr. Greenberg was a partner in the Washington, D.C. law firm or Arnold & Porter. He attended Williams College and has Juris Doctor and Master of Business Administration degrees from the University of Chicago. Mr. Greenberg’s investment and legal experience make him a valuable asset to the Board.	Nominee
Joseph I. Kronsberg (34)	Mr. Kronsberg has served in various roles at Cyrus Capital Partners, L.P. since 2006, and he is currently a Principal responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments. He currently serves as a director of OSG (the former parent corporation of the Company). Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania where he graduated summa cum laude. Mr. Kronsberg’s financial expertise and experience in investment management make him a valuable asset to the Board.	2016

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Ty E. Wallach (45)	Mr. Wallach is a Partner at Paulson & Co. Inc. (“Paulson”) and a Co-Portfolio Manager at Paulson’s credit funds. Since joining Paulson in 2008, he has led numerous investments in the debt and equity of distressed and leveraged companies. Prior to joining Paulson, Mr. Wallach was a partner and Managing Director at Oak Hill Advisors, serving most recently as Co-Head of European Investments. He currently serves on the board of directors of OSG (the former parent corporation of the Company) and ESH Hospitality, Inc., as well as on the boards of two non-profit organizations, Focus for a Future Inc. and New Heights Youth, Inc. Mr. Wallach is a graduate of Princeton University. Mr. Wallach’s substantial financial and investment experience make him a valuable asset to the Board.	2016
Gregory A. Wright (67)	Mr. Wright co-founded One Cypress Energy LLC in 2011 and has served as its Chief Financial Officer since inception. Mr. Wright currently serves as a director of OSG (the former parent corporation of the Company). Mr. Wright is the former Chief Financial Officer and Chief Administrative Officer of Tesoro Corporation. Mr. Wright worked for Tesoro from 1995 until his retirement in 2010, leading the company from a small exploration and production company into the third largest independent refining and marketing company in the United States. Prior to joining Tesoro, Mr. Wright worked for Valero Energy Corporation for 14 years in various positions, including Vice President of Finance, Vice President of Business Development, Vice President of Planning and Vice President of Investor Relations. Prior to joining Valero, he worked for nine years for Columbia Gas Systems Inc. in various positions in accounting, budgeting and corporate planning. He graduated from The Ohio State University with a Bachelor of Business Administration in accounting and received his Masters of Business Administration with a concentration in finance from the University of Delaware. Mr. Wright’s extensive financial leadership experience and accounting expertise make him a valuable asset to the Board.	2016

The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.

The Board has determined that each of the director nominees other than Mr. Blackley is independent within the meaning of the applicable rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NYSE, and that each of the director nominees other than Messrs. Blackley, Kronsberg, and Wallach is independent under the rules of the SEC and the NYSE relating to audit committees. See “Information About the Board and Corporate Governance — Independence” below.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN OTHER BENEFICIAL OWNERS

General

The tables below set forth certain beneficial ownership information with respect to each director nominee and Named Executive Officer, and each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.

Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 29,207,750 shares of the Company’s Common Stock outstanding as of the record date (April 13, 2017), and excludes any treasury stock.

Directors and Executive Officers

The table below sets forth information as to each director, director nominee and Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and includes the amount and percentage of the Company’s Common Stock of which each director, director nominee, each Named Executive Officer, and all directors, directors nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the record date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

	Shares of Common Stock Beneficially Owned(1)
Name	Number		Percentage
Directors/Nominees
Doug Wheat	17,854			*
Timothy J. Bernlohr	10,273			*
Randee E. Day	3,644			*
David I. Greenberg	—			*
Ian T. Blackley	8,317			*
Joseph I. Kronsberg(2)	—			*
Ronald Steger	10,273			*
Chad L. Valerio	6,454			*
Ty E. Wallach(3)	—			*
Gregory A. Wright	10,273			*
Named Executive Officers – Current Employees
Lois K. Zabrocky	21,552	(4)		*
Jeffrey D. Pribor	—			*
James D. Small III	50,646	(5)	0.17%
Adewale Oshodi	2,855	(6)	*

	Shares of Common Stock Beneficially Owned(1)
Name	Number		Percentage
Named Executive Officers – Former Employees
Rick F. Oricchio	5,925		*
Geoffrey L. Carpenter	—		*
All Directors, Director Nominees and Executive Officers as a Group (18 Persons)	152,430	(7)	0.52%

*	Less than 0.1%
(1)	Includes shares of Common Stock issuable within 60 days of the record date upon the exercise of options owned by the indicated stockholders on that date.
(2)	Mr. Kronsberg is an employee of Cyrus Capital Partners, L.P. (“CCP”) which beneficially owns 4,007,220 shares of Common Stock, including 3,644 shares which were granted by the Company to CCP under the Company’s non-Employee Director Incentive Compensation Plan. The grant was made to CCP pursuant to agreements between CCP and Mr. Kronsberg under which CCP is required to receive all compensation in connection with Mr. Kronsberg’s directorship. Mr. Kronsberg disclaims beneficial ownership of all Company securities held by CCP except to the extent of his pecuniary interest therein, if any.
(3)	Mr. Wallach is a Partner at Paulson and a Co-Portfolio Manager at Paulson’s credit funds. Paulson is the investment manager of certain funds and accounts which beneficially own 3,681,123 shares of Common Stock. Mr. Wallach disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.
(4)	Includes 18,119 shares issuable upon the exercise of options.
(5)	Includes 42,286 shares issuable upon the exercise of options.
(6)	Includes 2,490 shares issuable upon the exercise of options.
(7)	Includes 62,895 shares issuable upon the exercise of options.

Other Beneficial Owners

Set forth below is information regarding stockholders of the Company’s Common Stock that are known by the Company to have been “beneficial owners” (as defined in regulations of the SEC) of 5% or more of the outstanding shares of the Common Stock as of the record date, as reported to the SEC.

	Shares of Common Stock Beneficially Owned
Name	Number	Percentage
BlueMountain Funds(1)	3,417,002	11.70%
Caxton Entities(2)	2,078,100	7.11%
Cyrus Funds(3)	4,007,220	13.72%
Paulson Funds(4)	3,681,123	12.60%

*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the record date.
(1)	Based on a Schedule 13D filed on December 9, 2016 with the SEC by the BlueMountain Funds with respect to beneficial ownership of 3,417,002 shares, the beneficial ownership of which was shared in its entirety among BlueMountain Capital Management, LLC (“Investment Manager”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Nautical LLC (“Nautical”), BlueMountain Guadalupe Peak Fund L.P. (“Guadalupe”), and BlueMountain Long/Short Credit GP, LLC (“General Partner”). The principal business of: (i) each of Nautical and Guadalupe is to serve as a private investment fund; (ii) the General Partner is to serve as the general partner of Guadalupe and certain other private funds for which the Investment Manager serves as investment manager; (iii) GP Holdings is to serve as the sole owner of the General Partner and a number of other entities which act as the general partner of private investment funds for which the Investment Manager serves as investment manager (including Guadalupe); and (iv) the Investment Manager is to serve as investment manager to a number of private investment funds

(including Guadalupe), to serve as non-member manager of Nautical and to make investment decisions on behalf of such entities. The business address of Nautical, Guadalupe, the General Partner, Investment Manager and GP Holdings is 280 Park Avenue, 12th Floor, New York, New York 10017.
(2)	Based on five Schedules 13G filed on April 20, 2017 with the SEC by the Caxton Entities (as defined below) with the respect to the beneficial ownership of 2,078,100 shares as of April 11, 2017, the beneficial ownership of which was shared in its entirely among Caxton Associates LP (“Caxton”), Caxton International Limited (“Caxton International”), Canterbury Holdings (USA) LLC (“Canterbury USA”), Canterbury Holdings Limited (“Canterbury Guernsey”) and Mr. Andrew E. Law (“Law” and, together with Caxton, Caxton International, Canterbury USA and Canterbury Guernsey, the “Caxton Entities”). The business address of: (i) Caxton International is c/o Maple Corporate Services (BVI) Ltd., Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands; (ii) Caxton is Building 2, 731 Alexander Road, Princeton, New Jersey 08540; (iii) Canterbury USA is 500 Park Avenue, New York, NY 10022; (iv) Canterbury Guernsey is c/o Trust Corporation of the Channel Islands Limited, Roseneath, The Grange, St. Peter Port, Guernsey; and (v) Law is c/o Caxton Associates Limited, Attention Scott B. Bernstein, General Counsel, Building 2, 731 Alexander Road, Princeton, New Jersey 08540.
(3)	Based on a Schedule 13D filed on December 9, 2016 with the SEC by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership of 4,007,220 shares by each of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”) of which 3,644 were granted to CCP pursuant to agreements between CCP and Mr. Joseph Kronsberg relating to the Company’s non-Employee Director Incentive Compensation Plan. As the (i) principal of CCP and (ii) principal of Cyrus Capital Partners GP, L.L.C., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 4,007,220 shares of Common Stock. The address of each of CCP, CCPGP and Freidheim is 399 Park Avenue, 39th Floor, New York, NY 10022.
(4)	Based on Schedule 13D filed on December 12, 2016 with the SEC by Paulson & Co. Inc. (“Paulson”) with respect to beneficial ownership of 3,681,123 shares by Paulson. Paulson is the investment advisor, or manager, of PCO Shipping LLC and certain separately managed accounts (collectively, the “Paulson Accounts”), which in the aggregate held or owned 3,681,123 shares of Common Stock as of the filing date. The address of Paulson and the Paulson Accounts is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

General

Corporate Governance Guidelines.  The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Company’s website, which is www.intlseas.com, and are available in print upon the request of any stockholder of the Company. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this proxy statement. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

Board Leadership Structure.  The Corporate Governance Guidelines provide that the Board selects the Chief Executive Officer (“CEO”) of the Company and may select a Chairman of the Board (the “Chairman”) in the manner it considers in the best interests of the Company. The Guidelines provide that if the Board determines that there should be a Chairman, he or she may be a non-management director or the CEO.

The Company currently separates the role of CEO and Chairman. The CEO and the Chairman are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for the full Board’s consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.

The Board, primarily through its Governance Committee, periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.

Independence.  Under the Corporate Governance Guidelines, which incorporate the standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Mr. Ian T. Blackley have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In addition, the Board has determined that all of the nominees other than Messrs. Blackley, Kronsberg, and Wallach are independent for purposes of serving on the Audit Committee. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “— Related Party Transactions” below.

Executive Sessions of the Board.  To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Board Oversight of Risk Management.  While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary. The Governance Committee manages risk associated with Board independence, corporate governance and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. The Compensation Committee annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and the Compensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully. Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.

Meetings of the Board.  The Board held two meetings during 2016 after November 30, 2016, the date of the distribution (the “Distribution”) of the Common Stock to the stockholders of Overseas Shipholding Group, Inc. (the “Distribution Date”). Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member.

Annual Meetings of Stockholders.  Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. The Annual Meeting of Stockholders in 2016 occurred prior to the Distribution Date and the election of the current directors except for Mr. Blackley.

Communications with Board Members.  Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 600 Third Avenue, 39th Floor, New York, New York 10016. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

Code of Business Conduct and Ethics.  The Company has adopted a code of business conduct and ethics which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics. The Company also has an Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging their ownership of securities of the Company. In addition, the Company has an Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide. The Code of Business Conduct and Ethics, the Insider Trading Policy and the Anti-Bribery and Corruption Policy are posted on the Company’s website, which is

www.intlseas.com, and are available in print upon the request of any stockholder of the Company. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement.

Other Directorships and Significant Activities.  The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. The Corporate Governance Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.

The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board of the Company, to receive the approval of the Governance Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).

If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chairman of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.

Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, to identify related party transactions, each year the Company submits and requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department carefully review the terms of all related party transactions. Management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved.

As a result of the Distribution and the corporate relationships existing prior to that event, the Company has entered into several related party transactions with OSG, the former parent corporation of the Company. These transactions are described in Note 13, “Related Parties” to the audited financial statements of the Company for 2016 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Committees

The Company has three standing committees of its Board: the Audit Committee, the Governance Committee and the Compensation Committee. Each of these committees has a charter that is posted on the Company’s website and is available in print upon the request of any stockholder of the Company.

Audit Committee.  The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2016 from the Distribution Date, the Audit Committee consisted of Messrs. Gregory A. Wright (Chairman), Randee E. Day and Ronald Steger. The Board determined that Messrs. Steger and Wright are audit committee financial experts, as defined by rules of the SEC and NYSE. The Audit Committee met one time in 2016 after the Distribution Date.

The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Audit Committee retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Audit Committee, and the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).

The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.

Governance Committee.  The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2016, the Governance Committee consisted of Ronald Steger (Chairman), Timothy J. Bernlohr, and Gregory A. Wright. The Governance Committee met one time in 2016 from the Distribution Date.

The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations. The Governance Committee’s risk assessment responsibilities include oversight of the Company’s quality of services, the Company’s vessels’ adherence to environmental and regulatory requirements, and an assessment of the scope and amount of the Company’s insurance coverage. As part of its duties, the Governance Committee also aids the Board by providing a review of the Board performance on an annual basis.

The Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Governance Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;
•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;
•	high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;
•	absence of conflicts of interest with the Company; and
•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The Governance Committee believes that the current directors and director nominees have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders and does not believe at this time that the long-term goal of greater Board diversity is sufficient to merit replacing existing directors.

All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the Annual Meeting. The entire Board recommends that stockholders elect all nominees. All director nominees for election at the Annual Meeting other than Mr. Greenberg were previously elected to the Board by OSG in its capacity as sole stockholder of the Company in conjunction with the Distribution.

A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company.

Recommendations must be received by December 31, 2017 in order for a candidate to be considered for election at the 2018 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Compensation Committee.  The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2016 from the Distribution Date, the Compensation Committee consisted of Timothy J. Bernlohr (Chairman), Randee E. Day and Ty E. Wallach. The Compensation Committee met one time in 2016 after the Distribution Date.

The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers, and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation program for our executive officers in 2016. The CD&A describes our compensation philosophy, the objectives of the executive compensation program and policies for the fiscal year ended December 31, 2016, the elements of the compensation program and how each element fits into our overall compensation philosophy. The Compensation Committee is responsible for overseeing the compensation paid to all of our executive officers, including pursuant to the agreements described herein under the heading “Employment Agreements with the NEOs.”

From January 1, 2016 through November 30, 2016, INSW (formerly referred to as “OSG International” or “OIN”) was a wholly-owned subsidiary of Overseas Shipholding Group, Inc. (“OSG”). On November 30, 2016, OSG completed the separation of its business into two independent publicly-traded companies through the Spin-Off of INSW (the “Spin-Off”). All of the executive officers of INSW in 2016 other than Jeffrey Pribor were employees of OSG prior to the Spin-Off. The compensation of the executives who constitute INSW’s named executive officers (the “Named Executive Officers” or “NEOs”) is included in the Summary Compensation Table in this CD&A.

For the first eleven months of 2016, the compensation policies of the Company were those of OSG, and INSW’s compensation policies during the final month of 2016 were substantially the same as those of OSG. INSW’s Human Resources and Compensation Committee (the “Compensation Committee”) is continuing to review those policies and practices, and may adjust them in 2017 in support of the Company’s compensation philosophy and strategy as it evolves.

Our NEOs for 2016 were as follows:

Incumbent	NEOs Prior To The Spin-Off		NEOs Following the Spin-Off Position With INSW (As of December 1, 2016)
	Position With OSG	Position With OIN
Lois K. Zabrocky	Senior Vice President and President of the International Flag Strategic Business Unit	President and Director	President and Chief Executive Officer (“CEO”)
Ian T. Blackley	President, CEO and Director	Senior Vice President, Chief Financial Officer (“CFO”) and Director	Non-Employee Director*
Rick F. Oricchio	CFO and Senior Vice President	Comptroller and Director	None
Jeffrey D. Pribor	N/A	Senior Vice President, CFO and Treasurer	Senior Vice President, CFO and Treasurer
James D. Small III	Senior Vice President, Secretary and General Counsel	Senior Vice President and Secretary	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
Geoffrey Carpenter	Vice President and Treasurer	Treasurer	None
Adewale O. Oshodi	Vice President and Controller	None	Controller

*	Captain Blackley was appointed as a Director of INSW in connection with the Spin-Off.

As indicated in the table above, for the period from January 1 through November 30, 2016, Ms. Zabrocky and Captain Blackley, Messrs. Oricchio, Small, Carpenter and Oshodi were employees of OSG. Accordingly, all compensation and benefits due to these executive officers through November 30, 2016 were paid by OSG. Upon the completion of the Spin-Off and for the period from December 1, 2016 to December 31, 2016, INSW assumed all compensation and benefits obligations for those OSG executives who joined INSW in connection with the Spin-Off, consisting of Ms. Zabrocky and Messrs. Small and Oshodi (the “Former OSG Executives”). Additionally, the employment agreements of the Former OSG Executives who became INSW employees were assumed by INSW on their existing terms with effect from the completion of the Spin-Off (and, for Messrs. Small and Oshodi, subject to the terms of the transition services agreement between OSG and the Company). Mr. Pribor entered an employment agreement with INSW effective as of November 9, 2016, but was paid by OSG for the period prior to the Spin-Off. See “Employment Agreements with the NEOs” below for a discussion in greater detail of the employment agreements between the NEOs and the Company.

In connection with the Spin-Off, Captain Blackley was appointed as a non-employee Director of INSW, and he is a nominee for election to the Board at the Annual General Meeting of Stockholders. Captain Blackley and Mr. Oricchio who remained employees of OSG through December 29, 2016 and Mr. Carpenter who remained an employee through January 31, 2017, provided services to INSW through such dates pursuant to a transition services agreement with OSG.

2016 Performance Highlights

We have a strong and measurable pay for performance philosophy. Accordingly, our operational and financial performance in fiscal year 2015 and 2016 were important factors in understanding our 2016 executive compensation. As INSW was a subsidiary of OSG for the first eleven months of 2016, and because compensation of the NEOs was based at least in part on OSG’s 2016 performance, we have also included certain details relating to OSG’s 2016 performance. Performance highlights included:

•	Planned and successfully executed the Spin-Off of INSW from OSG, thereby separating the original company into two standalone business entities consisting of OSG (the U.S. Flag business of OSG prior to the Spin-Off) and INSW (the International Flag business of OSG prior to the Spin-Off).
•	Time charter equivalent (“TCE”) revenues for INSW decreased in 2016 by $90.7 million, or 19%, to $385.0 million from $475.8 million in 2015. On a standalone basis (i.e. excluding the business of OIN), OSG’s 2016 TCE revenues were $446.2 million, down 1% compared with 2015.
•	Earnings from shipping operations (“ESO”) (as hereafter defined) for OSG decreased to $310.4 million for the 11 months ended November 30, 2016 from $365.6 million in 2015. ESO is income from vessel operations before depreciation and amortization and gains and losses from vessel sales (including impairments) reduced by payments for drydockings and vessel expenditures.
•	INSW’s loss for 2016 was $18.2 million, or a per-share loss of $0.62, compared with net income of $173.2 million, or per-share income of $5.94 for 2015. Net loss for 2016 reflects impairment charges on vessels and equity method investments aggregating $109.8 million.
•	INSW’s 2016 adjusted EBITDA was $222.0 million, a 26% decrease from $299.2 million in 2015. Adjusted EBITDA consists of EBITDA (which represents net income before interest expense, income taxes and depreciation and amortization expense) adjusted for the impact of certain items that INSW does not consider indicative of our ongoing operating performance, as disclosed in Item 6, “Selected Financial Data” included our Annual Report for 2016 on Form 10-K, a copy of which can be obtained as described in “Other Matters” below.
•	INSW’s total cash was $92.0 million as of December 31, 2016, compared to cash of $308.9 million as of December 31, 2015 (excluding restricted cash of $0 in 2016 and $9.0 million in 2015).
•	INSW repaid approximately $152.7 in principal amount of its term loan facility in 2016, and also paid dividends of $202 million to OSG for use by OSG in repayment of debt and for other corporate purposes.

•	Our common stock began regular way trading on the NYSE on December 1, 2016 under the ticker symbol “INSW.”
•	Moved the corporate headquarters of INSW within Manhattan without office disruption and at an on-going lower cost.

Say on Pay Results

At OSG’s 2016 annual meeting of stockholders, approximately 95% of the stockholders who voted on the say-on-pay proposal voted in favor of OSG’s executive compensation program. In consideration of these results, OSG’s Compensation Committee acknowledged the support received from its stockholders and viewed the results as a confirmation of the company’s existing executive compensation policies and decisions.

As mentioned above, INSW’s compensation policies and practices during the one-month period from the effective date of the Spin-Off through December 31, 2016 remained substantially the same as OSG’s. The Compensation Committee is reviewing these policies and practices in 2017, and will adjust them as necessary in support of the Company’s strategy as it evolves.

At the 2017 annual meeting of stockholders, INSW will hold an annual advisory vote to approve executive compensation as well as a “say-when-on-pay” vote. The Compensation Committee will continue to engage with its stockholders and consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from stockholders.

Compensation Philosophy and Objectives

INSW believes that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. INSW further believes that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over the short-and long-term. We structure our compensation program to drive and support these goals. The compensation program is designed with the following objectives in mind:

COMPENSATION PROGRAM OBJECTIVES
Overall Objectives:	• Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to our overall growth and success.
• Align the interests of our executives with those of our stockholders.
• Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

•

Compensate each executive competitively (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.

• Discourage excessive and imprudent risk-taking.
• Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

COMPENSATION PROGRAM OBJECTIVES
Pay Mix Objectives

•

Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance.

Pay-For-Performance Objectives

•

Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:

– Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives.

      –

Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the Compensation Committee.

– Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

      –

Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, and to take into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices

It is our goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and that conforms to best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates its practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. The following table summarizes some of the key features of our executive compensation program.

WHAT WE DO:
Stock Ownership Guidelines	We maintain, and track progress against, stock ownership guidelines for our executives and directors.
Anti-Hedging Policies	We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging and short-selling of our stock by all officers and employees.
Compensation Recoupment (“Clawback”) Policy	All of our incentive compensation plans and the terms of our equity agreements provide that the Compensation Committee may seek reimbursement of incentives paid or equity-related proceeds provided to an executive officer if it is later determined that the executive officer engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement.
WHAT WE DO NOT DO:
Excise Tax Gross-Ups	We do not provide for excise tax gross-ups.
Supplemental Executive Retirement Plans (“SERPs”)	We do not provide any SERPs, and our legacy SERP was frozen to new participants in November 2012.

Roles in Setting Executive Compensation

Role of the Compensation Committee

Structure of the Compensation Committee:  Following the Spin-Off, the Compensation Committee consisted of three members of the Board of Directors. Each of the Directors serving on the Compensation Committee qualified as independent under the NYSE listing standards as well as applicable independence standards under the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the Internal Revenue Code of 1986, as amended (the “Code”). Two of the three members of the Compensation Committee were also members of the OSG Compensation Committee as of December 31, 2016. Recognizing the importance of independent perspectives, the Compensation Committee met in executive session, without any members of management present, following the only committee meeting in 2016 after the Spin-Off. Going forward, it is anticipated that the Compensation Committee will meet frequently in executive session, without any members of management present.

Objectives of The Compensation Committee and the Decision-Making Process:  The primary goals of the Compensation Committee are to establish the Company’s compensation philosophy and strategy and to ensure that all of its executives are compensated in a manner consistent with the articulated philosophy and strategy. The Compensation Committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success; INSW’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.

Role of Outside Advisors:  The Compensation Committee has the authority to engage independent advisors to assist in carrying out its duties. Following the Spin-Off, the Compensation Committee engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its compensation consultant to advise on executive and director compensation arrangements and related governance matters. LB&Co. assisted management in the preparation of the annual proxy report for 2016.

Compensation Consultant Conflict of Interest Assessment:  As required by rules adopted by the SEC under the Dodd-Frank Act, each of the Compensation Committees assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2016. In making this determination, those committees considered all relevant factors, including those set forth in Rule 10C-1(bX4)(i) through (vi) under the Exchange Act.

Role of the CEO in Setting CEO and Other Executives’ Compensation

All decisions relating to Ms. Zabrocky’s compensation, as the CEO of INSW, are made by the Compensation Committee and prior to the Spin-Off were made by the OSG Compensation Committee without her or other members of management present. In making determinations regarding compensation for INSW’s NEOs and other selected senior executives, the Compensation Committee generally considers the recommendations of the CEO (for all executives other than herself), and advice received from LB&Co. The CEO recommends the compensation levels for the NEOs and for all others whose compensation is determined by the Compensation Committee. In making her recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to the other officers and executives and assesses the retention risks. All recommendations of the CEO are subject to review by and, in some cases, approval of the Compensation Committee or, when sufficiently material, the full Board.

All 2016 compensation decisions (including base salaries, annual and long-term incentive target percentages and annual and long-term incentive performance measures and goals) were made under the auspices of the OSG Compensation Committee, as OSG and INSW were one company until completion of the Spin-Off on November 30, 2016, and no changes were made to compensation levels in December 2016. The OSG Compensation Committee was responsible for the review and certification of the 2016 performance results that determined the annual and long-term incentive payouts for the NEOs.

2016 Peer Group

In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Compensation Committee periodically reviews the Peer Group to affirm that it is comprised of companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues), and the competitive marketplace for talent.

For 2016, the OSG Compensation Committee approved a Peer Group consisting of 15 publicly traded oil shipping and transportation companies with revenues between $300 million and $3.5 billion, and median revenues of $1.37 billion. When creating the 2016 Peer Group, the Compensation Committee considered measures of financial and operating performance; the scope of products and services offered; and the geographic footprint of each of the Peer Group companies. The 2016 Peer Group is set forth below.

2016 Peer Group Companies

GATX Corporation	Rose Rock Midstream, L.P.
Gener8 Maritime, Inc.	SemGroup Corporation
Kirby Corporation	Spectra Energy Partners, L.P.
Magellan Midstream Partners, L.P.	Tallgrass Energy Partners, L.P.
MarkWest Energy Partners, L.P.	TC PipeLines, L.P.
Martin Midstream Partners, L.P.	Tesoro Logistics, L.P.
Matson, Inc.	Western Gas Partners, L.P.
MPLX L.P.

While the 2016 Peer Group was relevant and representative of the marketplace for talent to compensation for OSG prior to the Spin-Off, including the executive officers of INSW as a subsidiary of OSG for substantially all of 2016, following the Spin-Off the Compensation Committee requested LB&Co. to research and recommend a new Peer Group for 2017 to ensure that the Peer Group going forward is appropriate for INSW as an internationally-focused independent publicly-traded shipping company. The recommended new Peer Group is discussed in greater detail below.

2017 Peer Group

In connection with the Spin-Off, and in recognition of the fact that INSW as a stand-alone company would differ from the former OSG in both size and scope of operations, the Compensation Committee worked with LB&Co. to identify a new Peer Group for 2017, and has approved the following new Peer Group for 2017 (the “2017 Peer Group”). The 2017 Peer Group consists of 14 publicly-traded oil shipping and transportation companies, approximately half of which were members of the 2016 Peer Group. The recommended 2017 Peer Group generally has a greater international focus than the 2016 Peer Group and total revenues between $100 million and $2.3 billion and median revenues of $536.2 million.

2017 Peer Group Companies

DHT Holdings, Inc.	Genesis Energy, L.P.
Dorian LPG Ltd.	Kirby Corporation
Eagle Bulk Shipping Inc.	Martin Midstream Partners, L.P.
Euronav NV	Matson, Inc.
GATX Corporation	SEACOR Holdings Inc.
Genco Shipping & Trading Limited	SemGroup Corporation.
Gener8 Maritime, Inc.	Tesoro Logistics, L.P.

How We Intend to Use the Peer Group

While the Compensation Committee believes the data derived from any Peer Group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Compensation Committee, therefore, intends to use the information from the Peer Group for informational and analytical purposes, but will not make compensation decisions based solely on this market data. With this in mind, INSW will augment the Peer Group data with publicly-available survey data, and will use all compensation data in conjunction with annual assessments of corporate and individual performance to make recommendations and decisions on the compensation arrangements applicable to the Company’s NEOs.

Elements of the 2016 Executive Officer Compensation Program

The Compensation Committee reviews each element of compensation annually to ensure alignment with its compensation philosophy and objectives, as well as to assess its executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:

•	Base salary
•	Annual cash incentive awards
•	Long-term incentive compensation
•	Severance arrangements through employment agreements
•	Retirement benefits generally available to all employees under the Savings Plan
•	Welfare benefits (e.g., medical, dental, disability and life insurance)

INSW seeks to provide competitive “fixed” compensation in the form of base salary while emphasizing a pay for performance culture in which we place a larger portion of total compensation “at risk” in the form of annual performance-based cash incentives that will only be paid if INSW achieves specified performance goals and long-term equity incentives that vest over a multi-year period and, in certain cases, also depend on the achievement of specific performance goals.

Base Salary

We strive to pay base salaries that are market competitive to attract talented executives and to provide a secure fixed level of compensation to our executives and managers. The Compensation Committee reviews the base salaries of the executive officers and compares them to the salaries of senior management among the Peer Group companies, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of its program. Based on its own experience and that comparison, the Compensation Committee determines whether the salaries of the NEOs are at levels sufficient to attract, motivate and retain, in concert with other elements of compensation, the executives who are essential to leading the Company and driving stockholder value.

Annual adjustments in base salary, if any, take into account individual performance, prior experience, position duties and responsibilities, internal equity and external market practices. The Compensation Committee generally relies on the CEO’s evaluation of each NEO’s performance (other than her own) in deciding whether to recommend and/or approve merit increases for any NEOs in a given year. In those instances, where the duties and responsibilities of an NEO change, the CEO may recommend any changes believed to be warranted, and the Compensation Committee will consider all the factors enumerated above in determining whether to approve any such increases. For the performance year 2016, the Compensation Committee relied on NEO evaluations from both Captain Blackley, who served as President and CEO of OSG from January 1, 2016 until November 30, 2016, and Ms. Zabrocky, who became President and CEO of INSW effective immediately following the Spin-Off for the period from December 1, 2016 to December 31, 2016.

There were not any base salary changes for the NEOs from 2015 to 2016, except Messrs. Carpenter and Oshodi who received increases of 2.5% of their 2015 base pay to $302,375 and $225,500.

The following table summarizes 2016 base salaries for our NEOs.

Name	Position	2016 Salary
Zabrocky	President and Chief Executive Officer (“CEO”)	$525,000
Blackley	Formally Chief Financial Officer (“CFO”) and Director	$675,000
Pribor	Senior Vice President, CFO and Treasurer	$450,000
Oricchio	Formally Comptroller and Director	$475,000
Small	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary	$475,000
Carpenter	Formally Treasurer	$302,375
Oshodi	Controller	$225,500

2016 Annual (Cash) Incentive Plan

The Company has adopted the International Seaways, Inc. Management Incentive Compensation Plan (the “MICP”), which is substantially similar to that of OSG’s Management Incentive Compensation Plan prior to the Spin-Off. As described in greater detail below, payments for 2016 were determined pursuant a combination of metrics and goals that considered the results and activities of OSG prior to the Spin-Off and those of INSW following the Spin-Off. Pursuant to (the “MICP”), NEOs are eligible to receive annual cash incentives based upon the achievement of the specified annual performance goals, which are to be established and approved by the Compensation Committee during the first quarter of the performance year. Our annual cash incentive plan is intended to focus the NEOs on critical, short-term financial and operational goals.

As in past years, the financial performance measure for 2016 was earnings from shipping operations (“ESO”), at both company and (for the business unit executives) business unit levels. With respect to 2016, performance goals for OSG prior to the Spin-Off were established by the OSG Compensation Committee during the first quarter of 2016. Accordingly, annual incentive compensation through November 30, 2016 was based on results and calculations for OSG on a consolidated basis and for the Former OSG Executives the results of both the U.S. Flag and the International Flag business units. For Ms. Zabrocky, annual incentive compensation was based on results and calculations for OSG on a consolidated basis and for the International Flag business unit only. For the month of December 2016, INSW’s ESO, business metrics and individual performance were used to calculate the annual incentive.

As determined by the OSG Compensation Committee and as reflected in amendments to their employment agreements, annual incentive targets for four NEOs were reduced since 2015. For 2016, Ms. Zabrocky, and Messrs. Oricchio and Small were eligible for annual cash incentives targeted at 125% of their base salaries compared with 150% in 2015. Captain Blackley was eligible for a target annual cash incentive at 137.5% of his base salary compared to 150%. Pursuant to his employment agreement, Mr. Pribor received $75,000 in lieu of a 2016 annual incentive award. Mr. Carpenter’s annual incentive target was 40% of base salary and Mr. Oshodi’s was 55% of base salary, each of which remained unchanged from 2015. The potential actual incentive award range was 0% to 150% of target.

Each NEO had a different weight ascribed to corporate, business unit and individual goals. The specific weights (which were ultimately recommended by the CEO and approved by the Compensation Committee) were established based on the scope of each NEO’s role and their respective abilities to affect the results. The following table sets forth the weights by component and NEO.

Individual	Corporate ESO	Business Unit ESO	Business Unit Operational Metrics	Individual Performance Goals
Lois K. Zabrocky	25%	25%	25%	25%
Ian T. Blackley(1)	60%	N/A	15%	25%
Jeffrey D. Pribor(2)	N/A	N/A	N/A	N/A
Rick F. Oricchio(1)	60%	N/A	10%	30%
James D. Small III	60%	N/A	10%	30%
Geoffrey L. Carpenter	50%	N/A	N/A	50%
Adewale O. Oshodi	50%	N/A	N/A	50%

(1)	Executive was eligible for an Annual Incentive award at the beginning of the plan year, however, no annual incentive was paid pursuant to his employment agreement after separation on December 29, 2016.
(2)	Executive joined INSW effective November 9, 2016, and therefore was ineligible to participate in the 2016 annual incentive plan.

N/A — Not Applicable, meaning that this component was not used in calculating such executive’s award.

Following the Spin-Off, the Compensation Committee adjusted the weightings for each component to better reflect the scope of each NEO’s new role with INSW. The table below details the weights established for the INSW NEOs for December 2016. The references to “business unit” -specific metrics were eliminated, as the operations that previously comprised OSG’s International Flag business unit now comprise INSW’s stand-alone business, while “corporate” ESO refers to ESO for what formerly comprised the International Flag business unit of OSG.

Individual	Corporate ESO	Operational Metrics	Individual Performance Goals
Lois K. Zabrocky	60%	15%	25%
Ian T. Blackley(1)	N/A	N/A	N/A
Jeffrey D. Pribor(2)	N/A	N/A	N/A
Rick F. Oricchio(1)	N/A	N/A	N/A
James D. Small III	60%	10%	30%
Geoffrey L. Carpenter(3)	50%	N/A	50%
Adewale O. Oshodi	33.3%	33.3%	33.4%

(1)	Executives left the Company effective December 29, 2016 and were paid pursuant to their respective employment agreements.

(2)	Executive joined INSW effective November 9, 2016, and therefore was ineligible to participate in the 2016 annual incentive plan.
(3)	The weightings of each component remained the same following the Spin-Off as prior to December because the executive remained an employee of OSG and departed on January 31, 2017.

N/A — Not Applicable, meaning that this component was not used in calculating such executive’s award.

For 2016, business unit ESO goals were assessed on achievement scale of 0% to 130%, and business unit metrics and individual performance goals were assessed on achievement rating scale of 0% to 130%, with 100% as the performance factor for achieving target performance. If a rating for a measure was below 70%, the performance factor for that measure is zero, resulting in no bonuses being payable under that measure. If a rating for an individual performance measure was below 70%, the performance factor for that measure is zero, resulting in no bonus being payable. The formulas to determine each NEO’s actual annual cash incentive award are as follows:

Through November 30, 2016:

CEO (Blackley)
the sum of
Base Salary × Target Incentive % ×	(60% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(15% × Performance Factor for BU Metrics 0-150%) +
(25% × Performance Factor for Individual 0-150%)

CFO (Oricchio) and General Counsel (Small)
the sum of
Base Salary × Target Incentive % ×	(60% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(10% × Performance Factor for BU Metrics 0-150%) +
(30% × Performance Factor for Individual 0-150%)

Corporate Participants (Carpenter and Oshodi)
the sum of
Base Salary × Target Incentive % ×	(50% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(50 × Performance Factor for Individual 0-150%)

Business Unit Participants (Zabrocky)
the sum of
Base Salary × Target Incentive % ×	(25% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(25% × Performance Factor for BU ESO 0-150%) +
(25% × Performance Factor 0-150%) for BU Metrics +
(25% × Performance Factor 0-150%) for Individual

For December 2016:

CEO (Zabrocky)
the sum of
Base Salary × Target Incentive % ×	(60% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(15% × Performance Factor for Operational Metrics 0-150%) +
(25% × Performance Factor for Individual 0-150%)

CFO and Chief Administrative Officer/General Counsel (Small)
the sum of
Base Salary × Target Incentive % ×	(60% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(10% × Performance Factor for Operational Metrics 0-150%) +
(30% × Performance Factor for Individual 0-150%)

Other Participants
the sum of
Base Salary × Target Incentive % ×	(33.3% × Performance Factor for Company ESO 0-150%) +	=	Annual Cash Incentive Payout
(33.3% × Performance Factor for Operational Metrics 0-150%) +
(33.4% × Performance Factor for Individual 0-150%)

Note: Includes International and US flag operational metrics for Ms. Zabrocky and Messrs. Small and Oshodi.

2016 Company and Business Unit ESO Goals

For 2016, the table below sets forth the performance goals at the OSG pre-Spin-Off corporate and the INSW/International Flag business unit, and the corresponding amounts that would be earned (expressed as percentages of target) by the NEOs at each level of achievement. In 2016, ESO result for the 11 months ended November 30 for OSG corporate was $310,380,000 and ESO for the International Flag business unit/INSW was $162,530,000, which corresponded to performance factors of 83.3% and 75%, respectively. In considering the effect of the Spin-Off, the OSG Corporate ESO targets were adjusted, with the goals calculated to reflect an 11-month performance period. Results for the International Flag business unit/INSW were calculated on a full-year basis.

($ Thousands)		Bottom of range
Performance Factor	% Achievement	Int’l SBU (12-month)	Corporate (12-month)	Adjusted for Corporate (11-month)
50.0%	70%	113,662	236,868	218,811
58.4%	75%	129,798	258,410	238,711
66.7%	80%	145,933	279,952	258,611
75.0%	85%	162,069	301,494	278,510
83.3%	90%	178,204	323,036	298,410
91.7%	95%	194,340	344,578	318,310
100.0%	100%	210,475	366,120	338,210
108.4%	105%	226,611	387,662	358,110
116.7%	110%	242,746	409,204	378,010
125.0%	115%	258,882	430,746	397,910
133.3%	120%	275,017	452,288	417,809
141.7%	125%	291,153	473,830	437,709
150.0%	130%	307,288	495,372	457,609

Business Unit/INSW Operational Goals

For 2016, the International Flag business unit/INSW were weighted equally. The commercial metrics related to the time charter equivalent performance (“TCE”) of INSW’s VLCCs, Aframaxes, Panamaxes and MRs TCE compared with spot TCE rates of competitors, and savings on drydock placement. The operational measures were:

(i)	Achieving or doing better than the International Flag business unit/INSW vessel operating budget;
(ii)	Time not earning (technical) — a metric that tracking unplanned off hire;

(iii)	Total recordable case frequency (“TRCF”) — a metric that tracks injuries and monitors the incident recording process, includes near misses; and
(iv)	Vetting observations — Total operational and safety observations on the vessels.

The overall International business unit/INSW operational performance score for 2016 was 113.5%.

Individual Performance Goals

Each of our NEOs also had individual performance goals, which were established by the Compensation Committee (or, in the case of Messrs. Oshodi and Carpenter, by Mr. Oricchio in his role as CFO) early in the 2016 performance year. The individual goals for 2016 (which were established by the OSG Compensation Committee prior to the Spin-Off) covered a broad range of performance indicators that generally included the following:

•	Separate OSG’s U.S. Flag and International businesses;
•	Reduce general and administrative expenses;
•	Manage the elimination of Class B Common Stock and warrants;
•	Develop strategies for capital allocation in light of the impending Spin Off;
•	Relocate the NY Office without business disruption;
•	Renegotiate contract extensions for the FSO joint venture; and
•	Special projects debt management, capital management and financial reports

After the 2016 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Ms. Zabrocky and Captain Blackley, Messrs. Oricchio, Small and Oshodi achieved their individual goals above target levels. Mr. Carpenter remained an OSG employee after the Spin-Off and departed effective January 31, 2017 and was paid pursuant to his employment contract. Mr. Pribor was not a participant in the 2016 annual incentive plan, and accordingly did not have individual goals.

2016 Actual Annual Incentive Paid

Based on the foregoing, the NEOs received the following annual cash incentive awards for 2016: Ms. Zabrocky — $629,713; Mr. Small — $558,383; and Mr. Oshodi — $115,646. Captain Blackley’s and Mr. Oricchio’s employment ended in December 2016. Pursuant to his employment agreement, Mr. Pribor received $75,000 in lieu of an annual cash incentive award for 2016. Mr. Carpenter’s employment ended in January of 2017 and the annual cash incentive award was $110,851.

2014 Retention Bonuses

On December 19, 2014, OSG’s board of directors approved the OSG Retention Bonus Plan (the “OSG Retention Plan”) for a number of participants, including Ms. Zabrocky, Captain Blackley, Messrs. Carpenter and Oshodi. The objective of the OSG Retention Plan was to promote OSG’s interests to provide certain key employees with an appropriate incentive to remain employed with OSG through December 19, 2016 (the “Retention Period”). Awards under the OSG Retention Plan were to be paid in a lump sum after the completion of the Retention Period. The retention awards for Ms. Zabrocky and Captain Blackley, Carpenter and Oshodi were $525,000, $475,000, $147,500 and $220,000, respectively. These awards were paid to Ms. Zabrocky on January 12, 2017, to Captain Blackley on February 9, 2017 and Messrs. Carpenter and Oshodi on December 30, 2016.

Equity-Based Compensation

INSW’s equity-based compensation program, like OSG’s before it, is intended to align the interests of its executives with those of its stockholders, and to focus executives on the achievement of long-term performance objectives that are aligned with its business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value.

OSG, in its capacity as the sole stockholder of International Seaways, Inc. at the time it was a subsidiary of OSG, approved the Management Incentive Compensation Plan (“MICP”), as well as a similar plan applicable to the incentive compensation for non-employee directors (the “Director Plan”), prior to the Spin-Off. The Compensation Committee subsequently ratified the adoption of the MICP and the Director Plan to facilitate the grant of equity and cash incentives to employees (including our NEOs) and consultants of the Company and to enable the Company to obtain and retain the services of these individuals, which is essential to our long-term success. INSW reserved 2,000,000 shares for issuance under the MICP and 400,000 shares for issuance under the Director Plan.

The MICP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units, restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, INSW stock. The MICP contains anti-dilution provision whereby in the event of various corporate changes in the Company, outstanding awards may be adjusted, as appropriate, in order to prevent dilution or enlargement or rights.

Equity awards may be granted from time to time to motivate and retain executives as consistent with our practices and align their interests with stockholders. In March 2016, the OSG Compensation Committee approved the following long-term incentive award date values for each of our NEOs:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Lois K. Zabrocky	$525,000	$175,000	$175,000	$175,000
Ian T. Blackley	$1,500,000	$500,000	$500,000	$500,000
Rick F. Oricchio	$900,000	$300,000	$300,000	$300,000
James D. Small III	$900,000	$300,000	$300,000	$300,000
Geoffrey Carpenter	—	—	—	—
Wale Oshodi	—	—	—	—

Represents grants made on March 30, 2016 pursuant to the terms of each of the OSG Management Incentive Compensation Plan. Each PRSU represents a contingent right to receive a share of stock based upon the covered employees being continuously employed through the end of the period over which the performance goals are measured. The 2016 Award vests as follows: (i) one-third of the target PRSUs shall vest on December 31, 2018, subject to OSG’s three-year cumulative earnings per share (“EPS”) performance; (ii) one-third of the target PRSUs shall vest on December 31, 2018, subject to OSG’s three-year return on invested capital (“ROIC”) performance; and (iii) one-third of the target PRSUs will be subject to OSG’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group. Vesting is subject in each case to the Compensation Committee’s certification of achievement of the performance targets no later than March 31, 2019. The funding formulas applicable to the PRSUs are as follows:

Cumulative EPS And ROIC	Threshold	Target	Maximum
Performance Achievement	70%	100%	130%
Payout	50%	100%	150%

TSR	Threshold	Target	Maximum
Performance Achievement	25% percentile	50th Percentile	90th Percentile
Payout	50%	100%	150%

The 2016 tranche of the 2015 PRSU grant for Ms. Zabrocky and Messrs. Small, Carpenter and Oricchio, $40,411, $101,026, $13,469 and $10,102, respectively.

Upon termination of employment for any reason, all unvested PRSUs will be forfeited unless the NEO’s employment agreement provides otherwise.

Treatment of Previously Granted Equity Awards Following the Spin-Off

The OSG Management Incentive Compensation Plan contains anti-dilution provisions whereby in the event of any change in the capitalization of the Company the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights.

Accordingly, the impact of these provisions resulted in a modification of all outstanding awards to reflect the stock dividend declared by OSG on November 20, 2015 and the one (1) for six (6) reverse stock split that became effective on June 13, 2016.

Additionally, pursuant to the Employee Matters Agreement dated November 30, 2016 (the “Employee Matters Agreement”), which was filed as an exhibit to a Form 8-K filed with the SEC on December 2, 2016 in connection with the Spin-Off, all outstanding awards have again been adjusted to preserve each Executive’s economic interests to the maximum extent possible, while providing each Executive with shares of common stock of the Company he or she is working for following the Spin-Off, rather than shares in the “spun-off” business. This was done such that each Executive’s economic interests were substantially the same on the business day immediately prior to and immediately following the Spin-Off. The number of securities, shares and option exercise prices disclosed in this CD&A, therefore, reflect these collective adjustments.

The Spin-Off affected unvested awards, including the March 2016 grants made to Ms. Zabrocky and Captain Blackley, Messrs. Oricchio, and Small. As a result of the Spin-Off, outstanding grants made to Ms. Zabrocky and Messrs. Small and Oshodi were assumed by INSW and became grants providing for vesting and settlement in shares of INSW stock. See “Executive Equity Awards Following the Spin-Off” below. The treatment of outstanding equity awards at the time of the Spin-Off was subject to the terms of the Employee Matters Agreement. INSW will recognize additional compensation expense of approximately $427,000 over the remaining vesting period of such awards for financial reporting purposes as a result of these modifications.

Captain Blackley’s, Messrs. Oricchio’s and Carpenter’s awards were also adjusted. Their respective grants were not, however, assumed by INSW as neither Captain Blackley, Messrs. Oricchio nor Carpenter became employees of INSW following the Spin-Off. Captain Blackley, Messrs. Oricchio and Carpenter, therefore, continued to hold OSG equity in connection with their 2016 long-term incentive grants and were paid pursuant to the terms of their employment agreement at termination.

Executive Equity Awards Following the Spin-Off

Pursuant to the terms of the Employee Matters Agreement, the outstanding equity awards previously made to Ms. Zabrocky and to Messrs. Small and Oshodi were assumed by INSW and the terms of those awards were appropriately adjusted pursuant to the terms thereof and of the Employee Matters Agreement to reflect the issuance of INSW stock upon vesting and settlement. Previously outstanding RSUs and non-qualified stock options were adjusted using a volume-weighted average price (“VWAP”) calculation described in the Employee Matters Agreement, which compared the 20-day VWAP of OSG’s Class A common stock prior to the Spin-Off to the 20-day VWAP of INSW’s common stock following the effective date of the Spin-Off.

The stock options issued to our NEOs in 2014, 2015 and 2016 have a ten-year term and vest ratably on each of the first three anniversaries of the date of award. Time-based RSUs that were granted during the same time period also vest ratably on each of the first three anniversaries of the date of award. Performance-based RSUs may be earned based on performance relative to pre-established goals for the applicable performance periods. For the initial award of performance-based RSUs on October 12, 2015, the OSG Compensation Committee reserved the right to choose different performance measures and targets applicable to the performance-based RSUs before March 31 of each year (2015, 2016 and 2017). For 2016, the OSG Compensation Committee determined that the performance measure would be return on invested capital (“ROIC”) with a target ROIC of 9% over the one-year period ending December 31, 2016. Invested capital is calculated net of cash in excess of operating requirements and return is based on pre-tax net income before interest. For 2016, the ROIC result was 9.14%, therefore 100% of the target shares awarded vested upon certification of this result which occurred in 2017. For 2016, due to the Spin-Off, the Compensation Committee agreed to use an 11-month time frame. The funding formula applicable to this portion of the award is set forth below, with a payout for achievement between the points subject to straight line interpolation.

	Threshold	Target	Maximum
Performance Achievement	70%	100.0%	130%
Payout	50%	100.0%	150%

Upon termination, all unvested performance based RSUs will be forfeited unless the NEO’s employment agreement provides otherwise.

2017 Compensation Decisions

Base Salary:

As noted above, base salaries for those of our NEOs who continued to be employed by INSW following the completion of the Spin-Off, remained at the 2016 levels except for Mr. Oshodi, because the Compensation Committee determined that current base salaries were competitive and that no changes were required for 2017. The INSW NEOs earn annualized base salaries that are commensurate with their positions as named executive officers of a public company and which will provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities.

Annual Incentive Decisions

The design of INSW’s 2017 annual incentive plan is generally consistent with OSG’s 2016 annual incentive plan. In prior years, however, one of the metrics was a separate corporate and business unit ESO targets. As INSW now comprises the former OSG International Flag business (and has no underlying business unit), the 2017 incentive plan has no separate corporate metric. In addition, in 2017, pursuant to previous amendments to their employments agreements, Ms. Zabrocky and Mr. Small will have a target bonus equal to 100% of their base salary, rather than 125% as was the case in 2016. Mr. Pribor will also have a target bonus equal to 100% of his base salary, pursuant to the terms of his employment agreement with the Company. Mr. Oshodi’s target bonus remains at 55% of his base salary in 2017.

Employment Agreements with the NEOs

Current Employees of INSW Classified as NEOs of INSW for 2016

At the beginning of 2016, OSG had entered into employment agreements with all of its then-current NEOs. In connection with the Spin-Off, OSG assigned its rights and obligations under the employment agreements of Ms. Zabrocky, Mr. Small and Mr. Oshodi to INSW, and INSW assumed those rights and obligations. Under the terms of their agreements, the NEOs who remain employed by INSW are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. All of their employment agreements provide for vacation in accordance with INSW policy, as well as participation in medical, dental and life insurance, retirement and other benefit plans as may be in effect from time to time.

Under the terms of their employment agreements, if an executive’s employment is terminated by INSW for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”): (i) any earned, unpaid base salary through the date of termination, (ii) any earned, unpaid annual bonus applicable to the performance year prior to the termination, (iii) payment for any accrued, but unused vacation through the date of termination and (iv) reimbursement of any business expenses not reimbursed as of the date of termination. If an executive’s employment is terminated by reason of death or permanent disability, INSW will pay the Accrued Payments to the executive or the executive’s estate, and INSW will vest any non-performance-based equity previously granted to the executive that has not yet vested.

On September 29, 2014, OSG entered into an employment agreement with Ms. Zabrocky to serve as the Co-President and Head of the International Flag Strategic Business Unit under which her annual salary was $525,000 and her Target Bonus was set at 150% of annual salary. Her agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months and (ii) a lump sum payment in the amount equal to her Target Bonus in effect for the year of termination. Her agreement provides for the possibility of annual equity grants at the discretion of the OSG (now INSW) board of directors upon recommendation from the OSG (now INSW) compensation committee. On March 30, 2016, OSG and Ms. Zabrocky executed an amendment to her employment agreement. This amendment changed Ms. Zabrocky’s title to Senior Vice President and President of International Flag SBU. The amendment also reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017 and thereafter. The amendment also provided an equity grant to Ms. Zabrocky in the amount of $525,000 for 2016 and an amount equal to her base salary for 2017 and thereafter. The structure of the award is discussed above. The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of her base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, Ms. Zabrocky and OSG entered into a subsequent amendment to her employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Ms. Zabrocky will receive salary continuation for 24 months and also a lump sum payment in an amount depending on which year the termination occurs (if in 2017, $1,204,166, in 2018 and beyond, $1,049,999). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability. INSW assumed this agreement in its current form effective as of the Spin-Off. On November 7, 2016, OSG and Ms. Zabrocky entered into a further amendment to her employment agreement, providing that she would become President and CEO of the Company as of the closing of the Spin-Off. As of the date of the Spin-Off, Ms. Zabrocky became President and CEO of the Company under the terms above.

On November 9, 2016, we entered into an employment agreement with Mr. Pribor to serve as CFO of the Company. Under his employment agreement, Mr. Pribor’s annual salary is $450,000, his annual Target Bonus is set at 100% of his base salary, and he will be granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over a three-year period in equal portions. Mr. Pribor also received a one-time payment of $150,000 in lieu of his annual bonus and equity grants for his service in fiscal year 2016, and management expects to recommend to the INSW board of directors that Mr. Pribor be granted equity incentive awards starting in 2017 with a grant-date value equal to 100% of his base salary. The Company also agreed to reimburse Mr. Pribor for reasonable and customary attorney’s fees in connection with the negotiation of his agreement. Mr. Pribor’s agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) 12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control); (ii) to the extent not already paid, the $150,000 that Mr. Pribor is entitled to receive in lieu of his annual bonus and equity grants for fiscal year 2016; (iii) a lump sum payment of a pro rata portion of his annual bonus based on actual achievement, calculated by multiplying such bonus by a fraction, the numerator of which is the number of full weeks of employment in the year of termination and the denominator of which is fifty-two; (iv) accelerated vesting of all outstanding awards from his initial grant (with performance-based awards vesting at target); (v) accelerated vesting of all outstanding unvested options, RSUs and other equity-based grants or cash in lieu of grants (that are not performance-based) that would have vested on the next regularly scheduled vesting date following the termination date; and (vi) a pro-rated portion of all RSUs and other equity-based grants or cash in lieu of grants that are performance-based remain outstanding and eligible to vest, to the extent the applicable performance goals are achieved based on the portion of the performance period in which Mr. Pribor was employed with the Company. All outstanding and unvested options, RSUs, and other equity-based grants or cash in lieu of grants vest upon termination without cause or for good reason within a one year period following such change in control. INSW assumed this agreement in its current form effective as of the Spin-Off. As of the Spin-Off, Mr. Pribor is Senior Vice President, CFO and Treasurer of the Company.

INSW assumed the agreement between Mr. Small and OSG in its current form effective as of the Spin-Off. As of the Spin-Off, Mr. Small became Chief Administrative Officer, Senior Vice President, Secretary and General Counsel, INSW. On February 13, 2015, OSG entered into an employment agreement with Mr. Small to serve as Senior Vice President, Secretary and General Counsel effective March 2, 2015, his hire date with OSG. In connection with his employment, Mr. Small’s annual salary was $475,000, his annual Target Bonus was set at 150% of his base salary, and he was granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over a three-year period in equal one-third portions. In addition, Mr. Small was paid a sign-on bonus of $150,000. The agreement also states that Mr. Small be granted equity incentive awards with a grant-date value of $600,000 for 2016. His agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months, (ii) a lump sum payment in the amount equal to his

Target Bonus in effect for the year of termination, and (iii) accelerated vesting of all unvested equity. On March 30, 2016, OSG and Mr. Small executed an amendment to his employment agreement. This amendment reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017. The amendment also provided an equity grant to Mr. Small in the total amount of $900,000 for 2016 and an amount equal to his base salary for 2017 and thereafter. The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of his base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, Mr. Small and OSG entered into a subsequent amendment to his employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Mr. Small will receive salary continuation for 24 months and also a lump sum payment in an amount depending on which year the termination occurs (if in 2017, $1,337,499, in 2018, $1,091,666; in 2019 and beyond, $950,000). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability. On November 7, 2016, OSG and Mr. Small entered into a further amendment to his employment agreement, providing that he would become Chief Administrative Officer, Senior Vice President, Secretary and General Counsel of the Company as of the closing of the Spin-Off. As of the date of the Spin-Off, Mr. Small became Chief Administrative Officer, Senior Vice President, Secretary and General Counsel of the Company under the terms above.

On September 29, 2014, OSG entered into an employment agreement with Mr. Oshodi to serve as Vice President, Secretary and Controller, under which his annual base salary was $220,000 and his Target Bonus was set at 55% of annual base salary. Mr. Oshodi’s agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for 18 months and a lump sum payment equal to his Target Bonus in effect in the year of termination, multiplied by a fraction, the numerator of which is the number of full months of employment from effective date of his agreement and the denominator of which is 36. Mr. Oshodi’s agreement also provides for the possibility of annual equity grants at the discretion of the OSG board of directors upon recommendation from the OSG Compensation Committee. On March 2, 2015, OSG and Mr. Oshodi entered into an amendment to his employment agreement. This amendment changed Mr. Oshodi’s title to Vice President and Controller. INSW assumed this agreement in its current form effective as of the Spin-Off.

Former Employees of OSG Classified as NEOs of INSW for 2016

While he was employed with OSG, Captain Blackley was party to an employment agreement pursuant to which his annual target bonus was 150% of annual salary. On December 29, 2016, Captain Blackley stepped down from his role as President and CEO of OSG and in connection with his departure from OSG and INSW, Captain Blackley entered into a separation agreement with OSG that included a general release and waiver of claims against the Company in addition to the payment of certain benefits, subject to applicable tax withholding that are generally consistent with the terms of his employment agreement, as amended, including: (a) a cash payment of $1,350,000 in substantially equal installments over a period of twenty-four months; (b) a lump sum cash payment of $3,213,879, which is comprised of a lump sum of $2,201,387 and the product of $19,471 for each week of service completed during the year of separation; (c) a lump sum cash payment of $475,000 pursuant to the Company’s Retention Bonus Plan; and (d) any benefits to which Captain Blackley is entitled under the Company’s Supplemental Executive Savings Plan. Captain Blackley also received accelerated vesting of all of his time-based equity grants.

While he was employed with the OSG, Mr. Oricchio was party to an employment agreement pursuant to which his annual target bonus was 150% of annual salary. In addition, Mr. Oricchio’s agreement provided for an additional cash payment of $400,000 to be paid in January of each of 2016 and 2017. On December 29, 2016, Mr. Oricchio retired from his position as the Senior Vice President and Chief Financial Officer of OSG and as Senior Vice President and Comptroller and Director of INSW and in connection with his departure from the both companies, Mr. Oricchio entered into a separation agreement with OSG that included a general release and waiver of claims against the Company in addition to the payment of certain benefits, subject to applicable tax withholding that are generally consistent with the terms of his employment agreement, as amended, including: (a) a cash payment of $475,000 in substantially equal installments over a period of twelve months; (b) a lump sum cash payment of $1,012,499; (c) the pro rata portion of Mr. Oricchio’s second anniversary bonus in a lump sum cash payment of $385,753; and (d) Mr. Oricchio’s annual bonus for fiscal year 2016, to be determined based on actual performance of previously established performance metrics and subject to the approval of the Company’s Compensation and Audit Committees. Mr. Oricchio also received accelerated vesting of all of his time-based equity grants.

Mr. Carpenter resigned as Treasurer of the Company effective as of the Spin-Off date. He remained with OSG through January 31, 2017 and provided services to INSW through the Transition Services Agreement. On September 29, 2014, OSG entered into an employment agreement with Mr. Carpenter to serve as Vice President and Treasurer, under which his annual base salary was $295,000 and his Target Bonus was set at 40% of annual base salary. Mr. Carpenter’s agreement provided for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for 18 months and a lump sum payment equal to his Target Bonus in effect in the year of termination, multiplied by a fraction, the numerator of which is the number of full months of employment from the effective date of his agreement and the denominator of which is 36. Mr. Carpenter’s agreement also provided for the possibility of annual equity grants at the discretion of the OSG board of directors upon recommendation from the OSG Compensation Committee. Mr. Carpenter received a total of $453,562 which is paid in substantially equal installments over a period of eighteen (18) months following January 31, 2017, his Separation from Service Date. In addition, he received an amount equal to $97,432, reflecting his target bonus of 40% of his most recent base salary multiplied by 29/36. Furthermore, he received his annual bonus with respect to fiscal year 2016, based upon actual performance, of $110,850.68 on March 10, 2017.

Additional Information

Benefits

In general, INSW provides benefits to its employees that we believe are important to maintaining a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net for protection against the financial concerns and catastrophes that can result from illness, disability or death.

INSW provides a tax-qualified defined contribution employee benefit plan to employees, which for 2017 is the Engage PEO Retirement Savings Plan (the “Savings Plan”). Under the Savings Plan and the OSG retirement savings plan through December 31, 2016, eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by the Code. Under the Savings Plan, INSW will match 100% of the first 6% of a participant’s pre-tax contribution (up to the Code limit) which for 2016 was $15,900. In addition, in 2016, under the Savings Plan INSW contributed to the account of each eligible employee an amount equal to 4% of the employee’s cash compensation up to the limits imposed by the Code. For 2017, the 4% cash compensation has been discontinued.

INSW does not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than the Savings Plan. INSW also assumed the obligations under the OSG Supplemental Executive Retirement Plan and closely replicated the retiree medical plan with respect to those employees who were eligible to continue to work for the Company.

Prior to OSG’s Chapter 11 filing, OSG sponsored a Supplemental Executive Retirement Plan (the “SERP”). Upon the Chapter 11 filing, account balances under the SERP, including accruals and earnings thereon, were frozen, and OSG discontinued future contributions to the SERP. In October 2014, OSG decided to pay interest on balances from the time of the Chapter 11 filing until the termination of the participant’s employment at the annual rate of 2.98%. INSW assumed this obligation for eligible employees employed by INSW following the Spin-Off.

Risk Mitigation

The Compensation Committee believes that a significant portion of its NEOs’ total compensation should be variable and “at risk,” based upon company, business metrics and individual performance. Performance measures are financial and operational at all three levels. To accomplish this, the Compensation Committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs to promote the achievement of its annual operating plan and long-term business strategy, to build long-term stockholder value and to discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.

To further ensure we mitigate excessive risk taking:

•	INSW maintains policies prohibiting insider trading and hedging by directors and executives;
•	INSW has adopted the OSG Incentive Compensation Recoupment Policy for executive officers; and
•	The Compensation Committee has adopted stock ownership guidelines for executives and directors.

Stock Ownership Guidelines

INSW encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. INSW has adopted stock ownership guidelines for its executives and directors. As measured on January 1 of each fiscal year, each director and officer of the Company (including the NEOs) is expected to own a number of shares of INSW common stock priced at the closing price on the last trading day of the prior fiscal year equal to a specified multiple of his or her salary:

•	President and CEO — 5 × base salary
•	Independent. Non-Employee Directors — 3 × annual board service cash retainer
•	Senior Vice Presidents — 2 × base salary
•	Vice Presidents — 1 × base salary

NEOs are afforded five years from the time they first received an equity grant from INSW to achieve these ownership guidelines, although the Compensation Committee is considering whether this should be revisited in light of the Spin-Off. For purposes of satisfying the guidelines, shares of common stock include stock owned by the incumbent, his or her spouse and minor children; time-based restricted stock or RSUs awarded (whether or not vested); vested in-the-money stock options; and shares of stock held for the incumbents’ benefit in any pension or 401(k) plan. Unvested performance based RSUs do not count towards satisfying the guidelines. Given the timing of the Spin-Off and that INSW has only recently become a public company, while the directors and executive officers employed by INSW were in compliance with the guidelines as of December 31, 2016, their stock ownership levels did not meet the levels set forth above. We will measure progress against the ownership guidelines on January 1 for each year.

Incentive Compensation Recoupment Policy for Executive Officers

INSW’s Incentive Compensation Recoupment Policy generally provides that if an executive officer, including any NEO, receives incentive compensation based on the achievement of a performance metric and the INSW board of directors commenced action to restate the calculation of such performance metric within five fiscal years due to a material misstatement or inaccuracy, INSW may require such executive officer to repay all or a portion of the amounts of such incentive compensation that the INSW board of directors in good faith determines would not have been payable if not for the material misstatement or inaccuracy. The five-year look back limitation does not apply where the INSW board of directors determines that the executive officer’s fraud, misconduct, negligence or other knowing actual involvement was a contributing factor to the need for the restatement. The INSW Compensation Committee is monitoring the proposed regulations under the Dodd-Frank Act relating to incentive compensation recoupment and will amend the policy to the extent necessary to comply with the Dodd-Frank Act.

Hedging and Insider Trading

INSW’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to its securities, regardless of whether such directors and employees have material nonpublic information about INSW. In addition, the insider trading policy prohibits INSW directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the Exchange Act. With the approval of INSW’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities laws.

Report of the Compensation Committee

The Compensation Committee, comprised entirely of independent Directors (as defined in securities law, the NYSE listing standards applicable guidelines under the Code), has reviewed the CD&A included in this Proxy Statement and discussed that CD&A with management. Based on its review and discussion with management, the Compensation Committee approved the CD&A and recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee:

Timothy J. Bernlohr, Chairman
Randee E. Day
Ty E. Wallach

In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the 1934 Act.

Summary Compensation Table

The following Summary Compensation Table includes individual compensation information for services in all capacities for the Company and prior to Spin-Off, OSG, received by the individuals identified as NEOs of the Company.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Lois Zabrocky President and Chief Executive Officer	2016	$525,000	$525,000	$390,411	$186,824	$629,713	$—	$41,248	$2,298,196
	2015	$525,000	$—	$54,564	$—	$929,250	$—	$44,702	$1,553,516
	2014	$545,192	$—	$200,000	$200,000	$882,000	$—	$44,230	$1,871,422
Ian T. Blackley President and Chief Executive Officer of OSG	2016	$675,000	$475,000	$1,208,787	$533,784	$—	$—	$3,298,256	$6,190,827
	2015	$666,539	$—	$1,161,400	$839,328	$1,230,188	$—	$44,894	$3,942,349
	2014	$493,269	$—	$200,000	$200,000	$819,375	$—	$146,086	$1,858,730
Jeffrey D. Pribor Senior Vice President, Chief Financial Officer and Treasurer	2016	$58,846	$150,000	$—	$—	$—	$—	$—	$208,846
Rick F. Oricchio Senior Vice President and Chief Financial Officer of OSG	2016	$475,000	$400,000	$600,000	$320,270	$—	$—	$2,014,590	$3,809,860
	2015	$465,865	$—	$1,583,075	$—	$850,547	$—	$17,041	$2,916,528
James D. Small III Senior Vice President, Chief Administrative Officer, Secretary and General Counsel	2016	$475,000	$—	$701,026	$320,270	$558,363	$—	$38,737	$2,093,396
	2015	$401,923	$150,000	$664,102	$503,597	$844,757	$—	$18,250	$2,582,629
Geoffrey L. Carpenter Vice President and Treasurer of OSG	2016	$302,403	$147,500	$13,469	$—	$110,851	$—	$35,778	$610,001
	2015	$295,000	$—	$18,187	$—	$135,700	$—	$38,215	$487,102
	2014	$100,981	$—	$66,667	$66,667	$41,300	$—	$78,849	$354,464
Adewale O. Oshodi Controller	2016	$225,077	$220,000	$10,102	$—	$115,646	$—	$33,363	$604,188
	2015	$220,000	$—	$13,640	$—	$139,150	$—	$34,182	$406,972
	2014	$196,127	$159,130	$50,000	$50,000	$133,403	$—	$33,310	$621,970

(1)	The salary amounts reflect the actual salary received during the year.
(2)	Retention bonuses were paid to Ms. Zabrocky and Captain Blackley, Messrs. Carpenter and Oshodi which were $525,000, $475,000, $147,500 and $220,000, respectively. Mr. Pribor joined INSW on November 9, 2016 and as part of his employment contract, he received a $75,000 sign-on bonus in lieu of an annual bonus and $75,000 in lieu of an equity award, thus totaling $150,000 for 2016. Mr. Oricchio received a $400,000 anniversary bonus upon his first anniversary of joining OSG.
(3)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718. In 2016, Ms. Zabrocky, Captain Blackley, Messrs. Oricchio and Small received time based equity awards. One third of these awards vest on the first, second and third anniversary of March 30, 2016. As a result of OSG completing the Spin-Off, all outstanding awards were adjusted to preserve the economic interests to the maximum extent possible in order that the Executive’s economic interests are substantially the same immediately after the Spin-Off as they were immediately prior to the Spin-Off. In connection with the Spin-Off, outstanding awards were modified pursuant to anti-dilution provisions whereby in the event of any change in the capitalization of INSW, the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding awards. As the fair value of the INSW restricted stock unit and the INSW stock option awards immediately after the Spin-Off transaction increased when compared to the fair value of the equivalent OSG awards held by INSW employees immediately prior to the Spin-Off, incremental compensation costs of approximately $341,643 (including $75,415 applicable Ms. Zabrocky, $168,023 applicable to Mr. Small and $4,115 applicable to Mr. Oshodi) will be recognized by INSW over the remaining vesting period of such awards as a result of the Spin-Off modifications. No additional compensation was recognized in 2016 as a result of such modifications, numbers reported in the table reflect the various adjustment that have occurred to the awards.
(4)	In 2015, Ms. Zabrocky, Captain Blackley, Messrs. Small, Carpenter and Oshodi received performance-based RSU grants on October 12, 2015. One third of each performance award vests on December 31, 2015, 2016 and 2017, subject in each case to the respective Committee’s (OSG for the 2015 and 2016 grants and INSW for the 2017 grants) certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested performance RSUs may be in either shares of common stock or cash, as determined by the Committee in its discretion, and shall occur as soon as practicable following the respective Committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. The number of target performance RSUs, shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The amounts in this column represent the aggregate grant date fair value of the 2016 tranche of each such performance RSU award at Target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $40,411, Captain Blackley — $208,787, Mr. Small — $101,026, Mr. Carpenter — $13,469 and, Mr. Oshodi — $10,102. At the maximum number these values would be 130% of Target. In 2016, Ms. Zabrocky and Captain Blackley, Messrs. Oricchio and Small received performance RSU grants on March 30, 2016. The performance award vests in full on December 31, 2018, subject to the Committee’s certification of achievement of the performance measures and targets no later than March 31 following the vesting date. Settlement of the performance RSUs may be either in shares of common stock or cash, as determined by the Committee in its discretion, and shall occur as soon as practicable following the Committee’s certification of the achievement of the applicable performance measures and targets for 2018 and in any event no later than March 15, 2019. The number of performance target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of performance RSUs vesting equivalent to 150% of the RSUs awarded. The amounts in this column represent the aggregate grant date fair value of the performance RSU award at Target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $175,000, Captain Blackley — $500,000, Mr. Oricchio and Mr. Small — $300,000. As a result of OSG completing the Spin-Off all outstanding awards have been adjusted in order such that the Executive’s economic interests are substantially the same immediately after the Spin-Off as they were immediately prior to the Spin-Off. As described in note (3) above, the INSW Management Incentive Compensation Plan contains anti-dilution provisions whereby in the event of any change in the capitalization of INSW, the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding awards. The Number of Shares have also been adjusted to reflect the stock dividend paid by OSG on December 17, 2015 and the one (1) for six (6) reverse stock split that became effective on June 13, 2016. As the fair value of the INSW performance restricted stock unit awards immediately after the Spin-Off increased when compared to the fair value of the equivalent OSG awards held by INSW employees immediately prior to the Spin-Off, incremental compensation costs of $29,043 for Ms. Zabrocky, $54,419 for Mr. Small and $1,460 for Mr. Oshodi will be recognized by INSW over the remaining vesting period of such awards as a result of the Spin-Off modifications.
(5)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column for 2016 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution(1)	Qualified Defined Contribution Plan(2)	Life Insurance Premiums(3)	Other(4)	Total
Lois K. Zabrocky	$15,900	$10,600	$1,188	$13,560	$41,248
Ian T. Blackley	$15,900	$10,600	$1,188	$3,270,568	$3,298,256
Jeffrey D. Pribor	$—	$—	$—	$—	$—
Rick F. Oricchio	$15,900	$10,600	$1,188	$1,986,902	$2,014,590
James D. Small III	$15,900	$10,600	$1,188	$11,049	$38,737
Geoffrey L. Carpenter	$15,900	$10,600	$1,188	$8,090	$35,778
Adewale O. Oshodi	$15,900	$10,600	$1,074	$5,789	$33,363

(1)	Constitutes OSG’s matching contributions under the OSG Savings Plan.
(2)	Constitutes OSG’s four percent contributions under the OSG Savings Plan.
(3)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(4)	Includes the following amounts for each NEO under plans and arrangements generally maintained by us for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $11,537 for Ms. Zabrocky, $2,400 for Captain Blackley, $5,118 for Mr. Oricchio, $8,531 for Mr. Small, $6,067 for Mr. Carpenter, $6,067 and $4,063 for Mr. Oshodi; (b) long-term and short term disability plan premiums for Mr. Oshodi of $1,005, and premiums for Ms. Zabrocky and Captain Blackley, Messrs. Orrichio, Small and Carpenter of $1,302. Mr. Pribor did not have long and short term disability coverage; (c) a premium for excess liability insurance coverage for Captain Blackley, Messrs. Oricchio and Small of $1,216; (d) transportation payments for Ms. Zabrocky, Captain Blackley, and Messrs. Carpenter and Oshodi of $720; (e) separation payments as follows for Captain Blackley — $44,135 in unused vacation, and $3,213,879 lump sum pursuant to the terms of his employment agreement; and (f) separation payments as follows for Mr. Oricchio — $23,750 in unused vacation days, $385,753 pro rated anniversary bonus, $1,012,499 lump sum pursuant to the terms of his employment agreement and $557,264 in lieu of incentive compensation for 2016 because he was terminated on December 29, 2016. Includes fees of $6,916 paid in 2016 to an accounting firm the Company selected to prepare Captain Blackley’s 2015 U.S. income tax return and United Kingdom income tax return for the fiscal year ended April 2015 due to his previous foreign assignment. OSG agreed to pay for the provision of certain tax preparation services, in order to ensure that OSG can properly recapture certain foreign tax credits. Captain Blackley is responsible for paying his U.S. income taxes. Captain Blackley returned to New York in April 2013.

Grants of Plan-Based Awards

This following table lists the grants made in fiscal 2016 to the NEOs who became employees of INSW and whose awards were granted under the OSG Management Incentive Compensation Plan and assumed by INSW, or were granted under the INSW MICP in 2016 following the Spin-Off. Captain Blackley, Messrs. Oricchio and Carpenter, each of whom remained an OSG employee following the Spin-Off and did not become INSW employees, received awards in respect of OSG’s common shares in 2016 as follows: 96,447, 57,869, and 0 time-based restricted stock units, respectively, 202,262, 86,804 and 3,307 performance-based restricted stock units (at maximum performance), respectively, 256,761, 154,055 and 0 time-based stock options, respectively, and $1,392,188, $890,625 and $181,442 cash-based awards (at maximum performance), respectively. The number of shares underlying these awards reflect the adjustments to OSG’s common stock that occurred in 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Lois K. Zabrocky	3/30/2016	$328,125	$656,250	$984,375	6,231	11,528	16,825	9,193	24,474	$19.04	$565,411
Ian T. Blackley	—	$—	$—	$—	—	—	—	—	—	$—	$—
Jeffrey D. Pribor	—	$—	$—	$—	—	—	—	—	—	$—	$—
Rick F. Oricchio	—	$—	$—	$—	—	—	—	—	—	$—	$—
James D. Small	3/30/2016	$296,875	$593,750	$890,625	11,967	21,598	31,229	15,760	41,956	$19.04	$1,001,026
Geoffrey L. Carpenter	—	$—	$—	$—	—	—	—	—	—	$—	$—
Adewale O. Oshodi	3/30/2016	$62,013	$124,025	$186,038	408	583	758	—	—	$—	$10,102

(1)	In 2015, Ms. Zabrocky and Messrs. Small and Oshodi received a performance-based RSU grant on October 12, 2015. One third of each performance award will vest on each of December 31, 2015, 2016 and 2017, subject in each case to the Committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested RSUs may be in either shares of common stock or cash, as determined by the Committee in its discretion, and shall occur as soon as practicable following the Committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. The number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The numbers shown in the table represent the 2016 tranche of each such performance-based RSU award for which performance targets were established on March 30, 2016. Compensation expense recognized with respect to the performance award vesting on December 31, 2016 is based upon achievement level of 100% of the Target RSUs. In addition, in 2016, Ms. Zabrocky and Mr. Small received performance RSU grants on March 30, 2016. The performance award vests in full on December 31, 2018, subject to the Committee’s certification of achievement of the performance measures and targets no later than March 31 following the vesting date. Settlement of the performance RSUs may be either in shares of common stock or cash, as determined by the Committee in its discretion, and shall occur as soon as practicable following the Committee’s certification of the achievement of the applicable performance measures and targets for 2018 and in any event no later than March 15, 2019. The number of performance target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of performance RSUs vesting equivalent to 150% of the RSUs awarded.
(2)	For information with respect to grant date fair values, see Note 14, “Capital Stock and Stock Compensation,” to INSW’s consolidated financial statements included in INSW’s Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table lists outstanding INSW equity awards at December 31, 2016 for NEOs under the MICP.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Lois K. Zabrocky	9,961	4,981	(1)	—	$30.93	9/29/2024	2,079	(4)	$29,189	2,335	(9)	$32,783
	—	24,474	(2)	—	$19.04	3/30/2026	9,193	(5)	$129,070	9,913	(8)	$139,179
Ian T. Blackley	—	—		—	$—	—	—		$—	—		$—
Jeffrey D. Pribor	—	—		—	$—	—	—		$—	—		$—
Rick F. Oricchio	—	—		—	$—	—	—		$—	—		$—
James D. Small	14,151	28,301	(7)	—	$27.54	3/2/2025	11,675	(6)	$163,917	5,838	(9)	$81,966
	—	41,956	(2)	—	$19.04	3/30/2026	15,760	(5)	$221,270	15,760	(8)	$221,270
Geoffrey L. Carpenter	—	—		—	$—	—	—		$—	—		$—
Adewale O. Oshodi	2,490	1,245	(1)	—	$30.93	9/29/2024	519	(4)	$7,287	583	(9)	$8,185

Note: INSW assumed all the obligations from OSG regarding the grants listed above.

(1)	The option to purchase these shares of common stock was granted pursuant to the 2014 Overseas Shipholding Group, Inc. Management Incentive Compensation Plan (the “OSG Management Incentive Compensation Plan”) and assumed by INSW in connection with the Spin-Off. All unvested options will vest and become exercisable on September 29, 2017, subject to accelerated vesting in the event of termination of employment.
(2)	The option to purchase these shares of common stock was granted pursuant to the 2014 OSG Management Incentive Compensation Plan and assumed by INSW in connection with the Spin-Off. The unvested options vest and become exercisable as to one third of such shares on March 30, 2017, March 30, 2018 and March 30, 2019, subject to accelerated vesting in the event of termination of employment.
(3)	Based on the closing price of INSW common stock of $14.04 on December 31, 2016.
(4)	These RSUs will vest on September 29, 2017, subject to accelerated vesting in the event of certain terminations of employment.
(5)	Of these RSUs, one third vest on March 30, 2017, March 30, 2018 and March 30, 2019, subject to accelerated vesting in the event of termination of employment.
(6)	Of these RSUs, one-half vest on March 2, 2017 and March 2, 2018, subject to accelerated vesting in the event of termination of employment.
(7)	The option to purchase these shares of common stock was granted pursuant to the 2014 OSG Management Incentive Compensation Plan. One-half vest and become exercisable on March 2, 2017 and March 3, 2018, subject to accelerated vesting in the event of terminations of employment.
(8)	These performance RSUs will vest on December 31, 2018. The performance RSUs have a maximum result of 150%.
(9)	These performance RSUs vested on December 31, 2016, subject to the Compensation Committee’s certification of achievement of the performance measure, which occurred in 2017.

Option Exercises and Stock Vested

The following table provides information as of December 31, 2016 concerning the exercises of INSW stock options and the vesting of stock awards by the NEOs in INSW common stock. This table includes exercised and vested INSW stock option and stock awards. The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2016, which was $14.04 per share.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting
Lois K. Zabrocky	—	—	2,335	$32,783
Ian T. Blackley	—	—	—	$—
Jeffrey D. Pribor	—	—	—	$—
Rick F. Oricchio	—	—	—	$—
James D. Small III	—	—	5,838	$81,966
Geoffrey L. Carpenter	—	—	—	$—
Adewale O. Oshodi	—	—	583	$8,185

(1)	For Ms. Zabrocky and Messrs. Small and Oshodi the performance RSU tranche vested on December 31, 2016. The formal certification of the achievement of the performance measure by the Compensation Committee occurred in 2017.

Nonqualified Deferred Compensation

The following table provides information with respect to the deferral of compensation on a non-tax qualified basis to the INSW Supplemental Plan for each NEO who was an INSW Executive following the Spin-Off in fiscal 2016. The Supplemental Plan provides for interest at an annual rate of 2.98% through the termination date of the participant. The plan is frozen to new participants. Captain Blackley has an account balance under the OSG supplemental plan which was in respect of his service as an employee of OSG and remained with OSG following the Spin-Off.

Name	Executive Contributions in 2016	Company Contributions on 2016	Aggregate Earnings/ Losses in 2016(2)	Aggregate Withdrawals/ Spin-Offs in 2016	Aggregate Balance at December 31, 2016
Lois K. Zabrocky	$—	$—	$4,937	$—	$186,074	(1)
Ian T. Blackley	$—	$—	$—	$—	$—
Jeffrey D. Pribor	$—	$—	$—	$—	$—
Rick F. Oricchio	$—	$—	$—	$—	$—
James D. Small III	$—	$—	$—	$—	$—
Geoffrey L. Carpenter	$—	$—	$—	$—	$—
Adewale O. Oshodi	$—	$—	$—	$—	$—

(1)	INSW assumed in December of 2016, the aggregate balance for Ms. Zabrocky of $186,074.
(2)	The aggregate earnings constitute accrued interest for the calendar year ended December 31, 2016. There was no executive or INSW contributions in 2016.

Potential Payments Upon Termination

The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination occurred on December 31, 2016. At December 31, 2016, no NEO was eligible for normal retirement at age 65. The table excludes amounts payable pursuant to the INSW Supplemental Plan and pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the Savings Plan.

Event(1)	Lois K. Zabrocky	Ian T. Blackley	Jeffrey D. Pribor		Rick F. Oricchio	James D. Small III	Geoffrey L. Carpenter	Adewale O. Oshodi
Involuntary Termination Without Cause or Voluntary Termination for Good Reason
Cash severance payment(2)	$1,050,000	$0	$450,000		$0	$950,000	$0	$338,250
Pro rata Bonus Payment(3)	$787,500	$0	$0		$0	$712,500	$0	$0
Bonus Payment	$0	$0	$0		$0	$0	$0	$93,018	(6)
Equity Awards(4)	$158,259	$0	$1,000,000		$0	$385,187	$0	$0
Anniversary Payment	$0	$0	$0		$0	$0	$0	$0
Lump Sum Payment	$1,095,831	$0	$0		$0	$1,345,832	$0	$0
Total	$3,091,590	$0	$1,450,000		$0	$3,393,519	$0	$431,268
Death/Disability
Pro Rata Bonus Payment	$0	$0	$0		$0	$0	$0	$0
Equity Awards	$0	$0	$0	(5)	$0	$0	$0	$0
Total	$0	$0	$0		$0	$0	$0	$0

(1)	The values in this table reflect estimated payments associated with various termination scenarios except for Captain Blackley and Mr. Oricchio whose termination was December 29, 2016 and Mr. Carpenter whose termination date was January 31, 2017.
(2)	This reflects cash severance payment equal to 24 months of base salary for Ms. Zabrocky and Mr. Small. Mr. Pribor is entitled to receive 18 months of base salary if the separation is for “good reason” and due to a change of control or (as shown) 12 months if the separation is for “good reason” and not due to a change of control. Mr. Oshodi is entitled to receive 18 months of base salary.
(3)	For Ms. Zabrocky and Mr. Small a pro-rata bonus provided for in their employment agreement is considered earned if termination occurs on the last business day of the year.
(4)	For Ms. Zabrocky and Mr. Small all option shares and time based RSUs (and any other equity based grant or cash in lieu of grants that is not performance based) granted to Ms. Zabrocky and Mr. Small, to the extent not otherwise vested, shall be vested as of the separation date, as applicable. The unvested performance-based RSUs will be forfeited in the event of termination. As of December 31, 2016, all options were considered underwater and were therefore not included in the calculation. Mr. Pribor would be entitled to the vesting of his initial grant of $1,500,000. Since the option portion of such grant is not considered to have intrinsic value as of December 31, 2016 the award date value of $500,000 is excluded.
(5)	Upon Mr. Pribor’s disability or in the case of his death, his estate is entitled to his annual bonus at target. At December 31, 2016, Mr. Pribor was not entitled to any annual bonus.
(6)	Pursuant to his contract, Mr. Oshodi would be paid a lump sum payment equal to his Target Bonus in effect in the year of termination, multiplied by a fraction, the numerator of which is the number of full months of employment from effective date of his agreement and the denominator of which is 36.

INSW Compensation Committee Interlocks and Insider Participation

No member of the INSW Compensation Committee was, during fiscal year 2016, an officer or employee of INSW or was formerly an officer of INSW. None of INSW’s executive officers served on any board of directors or Compensation Committee of any other company for which any of INSW’s directors served as an executive officer at any time during fiscal 2016. Please see “Certain Relationships and Transactions with Related Persons, Affiliates and Affiliated Entities — Related Party Transactions” below for the Company’s policy on related person transactions.

DIRECTOR COMPENSATION

The Company’s non-executive Chairman of the Board is entitled to receive an annual cash retainer of $172,000 and the Company’s other non-employee directors are entitled to receive an annual cash retainer of $80,000. The Chairman of each of the Audit Committee, the Compensation Committee and the Governance Committee is being entitled to receive an additional cash retainer of $20,000, $20,000 and $13,000 respectively. Each member of the three committees (other than the committee Chairman) is entitled to receive an additional cash retainer of $10,000, except that members of the Governance Committee are entitled to receive an additional cash retainer of $6,500.

During 2016 from the Distribution Date, the Company’s non-executive Chairman of the Board earned a cash retainer of $14,333 ($172,000 on an annual basis) and the Company’s other non-employee directors, except as described below, received a cash retainer of $6,667 ($80,000 on an annual basis). During 2016 for the one month period following the Distribution Date, the Chairman of each of the Audit Committee, the Compensation Committee and the Governance Committee earned an additional cash retainer of $1,667 ($20,000 on an annual basis), $1,667 ($20,000 on an annual basis), and $1,083 ($13,000 on an annual basis), respectively. Each member of the three committees (other than the committee Chairman and except as described below) earned an additional cash retainer of $833 ($10,000 on an annual basis), except that members of the Governance Committee earned an additional cash retainer of $542 ($6,500 on an annual basis). No director earned any fee for attending any Board meeting or Board committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending Board and Board committee meetings.

Mr. Kronsberg has instructed the Company to pay all cash compensation for his service as a director to his employer, CCP, at this time. Mr. Wallach has agreed to waive all compensation (cash and equity) for his service as a director at this time.

Under the International Seaways, Inc. Non-Employee Director Incentive Compensation Plan, the Board has discretion to grant various types of equity-based awards to directors. On December 15, 2016, the Board granted the non-Executive Chairman of the Board 6,559 shares of Common Stock having a fair market value of $90,000 and granted each other non-employee director, except as described below, and Mr. Kronsberg’s employer, CCP (and not Mr. Kronsberg), 3,644 shares of Common Stock having a fair market value of $50,000, in each case vesting on the earlier of (a) June 8, 2017 and (b) the date of the annual meeting of stockholders of the Company in 2017, subject to the director continuing to provide services to the Company as of such date.

The following table shows the total compensation paid to the Company’s non-employee directors during 2016 from the Distribution Date:

	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy J. Bernlohr	8,876	50,000	—	—	58,876
Ian T. Blackley	6,667	50,000	—	—	56,667
Randee E. Day	8,333	50,000	—	—	58,333
Joseph I. Kronsberg(2)	6,667	50,000	—	—	56,667
Ronald Steger	8,583	50,000	—	—	58,583
Chad L. Valerio	6,667	50,000	—	—	56,667
Ty E. Wallach(3)	—	—	—	—	—
Douglas D. Wheat	14,333	90,000	—	—	104,333
Gregory A. Wright	8,876	50,000	—	—	58,876

(1)	Consists of annual Board fees, annual Board Chairman and annual Chairman of the Audit, Compensation and Governance Committees fees, and annual committee member fees.
(2)	In accordance with Mr. Kronsberg’s instruction, all compensation for his service as a director was paid to his employer, CCP, for 2016.
(3)	Mr. Wallach agreed to waive all compensation for his service as a director for 2016.

All directors’ cash compensation is payable quarterly in advance.

Director Stock Ownership Guidelines

The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.

The Board has adopted stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years after becoming a director to own shares of the Company’s common stock (including restricted stock units convertible into shares of stock and stock owned by his spouse and minor children), whose market value would equal at least three times his annual cash base retainer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10 percent of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based on material provided to the Company, all such reports were filed on a timely basis in 2016.

AUDIT COMMITTEE REPORT

Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at www.intlseas.com/Docs.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”). Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by U.S. GAAS, including those described in the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management, and considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements be included in the 2016 Form 10-K for filing with the SEC.

International Seaways, Inc. Audit Committee:

Gregory A. Wright, Chairman
Randee E. Day
Ronald Steger

April 13, 2017

In accordance with the rules of the SEC, this Audit Committee report does not constitute “soliciting material” and shall not be incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act and shall not otherwise be deemed filed under such Acts.

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm during 2016. The Audit Committee has not yet appointed an independent registered public accounting firm for 2017. The Audit Committee is considering audit proposals from various accounting firms for 2017, including PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has agreed, at the request of our Audit Committee, to continue to provide services as the Company’s independent registered public accounting firm during 2017 until the Audit Committee has appointed an independent registered public accounting firm for 2017. The Company has not had any disagreements with PricewaterhouseCoopers LLP on any accounting or auditing matters.

Stockholder ratification is not required for the selection of the Company’s independent registered public accounting firm, since the Audit Committee has the sole responsibility for selecting the Company’s independent registered public accounting firm. Since the Audit Committee has not completed the process of making its selection, the Audit Committee is not submitting an independent registered public accounting firm to stockholders for ratification this year. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

•	Audit Fees. Audit fees incurred by the Company to PricewaterhouseCoopers LLP were $2,611,000 and $1,407,900 in 2016 and 2015, respectively. Audit fees include fees for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015 and the review of the financial statements included in the Company’s Forms 10-Q for the respective quarters in the years ended December 31, 2016 and 2015 in 2016; the audit of the Company’s annual financial statements for the year ended December 31, 2014 in 2015; expenses incurred related to the performance of the services noted above; financial audits and reviews for certain of the Company’s subsidiaries; and services associated with documents filed with the SEC.
•	Audit-Related Fees. Audit-related fees incurred by the Company to PricewaterhouseCoopers LLP were $15,000 and none in 2016 and 2015, respectively. Audit related fees include fees for matters related to public offerings not classified as “audit services.”
•	Tax Fees. Tax fees incurred by the Company to PricewaterhouseCoopers LLP were $10,500 and $48,000 in 2016 and 2015, respectively. Tax fees relate to the preparation of certain foreign tax returns.
•	All Other Fees. Total other fees incurred by the Company to PricewaterhouseCoopers LLP were $2,000 and none in 2016 and 2015, respectively.

The Audit Committee considered whether the provision of services described above under “All Other Fees” are compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Company does not believe that any reasonable concerns about the objectivity of PricewaterhouseCoopers LLP in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services in 2016.

The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS (PROPOSAL NO. 2)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2016 as described beginning on page 15 of this Proxy Statement in the section titled “Executive Compensation,” including the CD&A included therein.

As more fully described in the CD&A, the Company’s executive compensation program is designed to promote the following objectives:

•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;
•	Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;
•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2016.

Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:

RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2016 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders.

As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.

The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2016 as disclosed in this Proxy Statement.

ADVISORY VOTE ON THE PREFERRED FREQUENCY OF FUTURE STOCKHOLDER
ADVISORY VOTES ON COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS
(PROPOSAL NO. 3)

In addition to the stockholder advisory vote on the compensation of the Named Executive Officers as set forth above, the Dodd-Frank Act requires that stockholders be given the opportunity to vote, on an advisory and non-binding basis, whether the preferred frequency of the stockholder advisory vote on the compensation of the Named Executive Officers should be every one, two or three years (commonly known as the “frequency of say-on pay” proposal). Stockholders may also abstain from this vote. This advisory frequency vote is required once every six years. At the Annual Meeting of Stockholders of Overseas Shipholding Group, Inc., the former parent corporation of the Company (“OSG”), in 2011 a majority of the shares voting at the meeting approved an annual frequency. Since that meeting, OSG conducted an advisory vote on the compensation of the Named Executive Officers of OSG at every annual meeting of stockholders.

After careful consideration, the Board of Directors has determined that future stockholder advisory votes on the compensation of the Named Executive Officers of the Company should be conducted annually. The Board of Directors has reached this recommendation because it believes that an annual advisory vote on the Company’s executive compensation programs:

•	enhances transparency and gives stockholders a voice to express their opinion on the Company’s executive compensation every year.
•	facilitates stockholder engagement and provides the Board of Directors and Compensation Committee with closer to real time and more direct feedback on the Company’s compensation practices.
•	allows the Board of Directors and Compensation Committee to analyze voting trends/stockholder views on the Company’s compensation programs.
•	has become normal at most companies and is preferred by a majority of institutional investors, proxy advisory firms and many corporate governance experts.

The Board of Directors understands that stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and the Board will carefully review the voting results on this proposal.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that stockholders of Company approve, on an advisory basis, whether the preferred frequency of future stockholder advisory voted on the Named Executive Officer compensation disclosed in the Company’s proxy statement should be every one, two or three years.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain.

The advisory vote on the preferred frequency of future stockholder advisory votes on the compensation of the Named Executive Officers is nonbinding. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the executive compensation program.

The Board of Directors recommends that stockholders vote “1 YEAR” as the preferred frequency of the say-on-pay proposal.

OTHER MATTERS

The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth above.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is available at http://www.intlseas.com/Docs. That Annual Report on Form 10-K does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 upon the written request of such stockholder addressed to the Corporate Secretary of the Company at 600 Third Avenue, New York, New York 10016.

By order of the Board of Directors,

JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 28, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29098-P91884

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INTERNATIONAL SEAWAYS, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Doug Wheat
02) Timothy J. Bernlohr
03) Ian T. Blackley
04) Randee E. Day
05) David I. Greenberg
06) Joseph I. Kronsberg
07) Ty E. Wallach
08) Gregory A. Wright

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approval by an advisory vote of the compensation paid to the Named Executive Officers of the Corporation for 2016 as described in the Company's Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote ONE (1) YEAR on the following proposal:

	3 Years	2 Years	1 Year	Abstain
3. Recommend by an advisory vote whether the preferred frequency of future stockholder advisory votes on the compensation paid to the Named Executive Officers as described in the Company's Proxy Statement should be every 1, 2 or 3 years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name (or names) appear(s) above. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

You may access the Proxy Statement and the Company's 2016 Annual Report at http://www.intlseas.com/Docs.

E29099-P91884

INTERNATIONAL SEAWAYS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 7, 2017

The undersigned hereby appoints DOUG WHEAT and LOIS K. ZABROCKY, and either of them, proxies, with full power of substitution, to vote all shares of stock of INTERNATIONAL SEAWAYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt New York, Meeting Room: Chrysler Room, 109 E. 42nd Street, New York, New York, on Wednesday, June 7, 2017 at 2:00 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or their substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL BY AN ADVISORY VOTE OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR 2016 AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT, FOR ONE YEAR AS THE PREFERRED FREQUENCY ON THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed and dated on reverse side

V.1.1